Exhibit No. 99

Report on Loss Reserving Practices, dated June 2001

REPORT ON LOSS RESERVING PRACTICES

The Progressive Corporation June 2001

Preface

This report provides a comprehensive discussion of The Progressive Corporation’s loss reserving practices. We frequently receive requests for information that explains our loss reserving practices as well as the methods and tools used to estimate reserve balances for Progressive. This report is specifically targeted to help Progressive’s investors, employees, and interested parties understand how we reserve and how loss reserves affect our results. Analysts and investors who desire a more in-depth understanding of Progressive’s approach to loss reserving may also find this report helpful.

The report’s objectives are to:

1. Explain the importance of loss reserves and the effect loss reserves have on our balance sheet and on our pricing. Explain why loss reserve activity may be different from what was originally expected and how changes have influenced our results over time.

2. Provide an overview of the methodologies used by Progressive to determine reserve balances for all types of reserves. Explain the difference between reserve strengthening, release, and development, and why these differences matter.

3. Provide an open forum for discussion of reserving methodologies and changes we have made to improve reserving accuracy.

4. Provide educational materials to investors and analysts who want to know more about reserving.

At the end of this report we have provided a section entitled “Terms and Definitions”. This section has been provided for the reader who may not be familiar with some of the terminology used in this report.

We welcome feedback, comments and questions. Contact Al Neis, Chief Actuary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or email at al_neis@progressive.com. Inquiries may also be directed to Sara Stehlik at sara_stehlik@progressive.com.

Table of Contents:

		Page#
Section 1:	About Progressive

	Our Business	1

	Our Financial Objectives	1

	Pricing and Loss Reserving	1

	Loss Reserving: Definition and Stated Goals	2

	Lodestar: Progressive’s Loss Reporting System	3

Section 2:	About Reserves: How Reserves Work:

	Effect on Balance Sheet and Income Statement	4

	Claims: How Aging Affects Reserve Balances	4

	Types of Reserves

	Case Reserves	7

	Incurred But Not Recorded Reserves (IBNR)	8

	Loss Adjustment Expense Reserves	8

	Supplemental Reserve	9

	Additional Needed Case Reserves (ANCR)	9

	Involuntary Market Operating Loss Reserves	9

	Private Passenger Assigned Risk Plan	9

	Commercial Auto Insurance Plan (CAIP)	9

	Trend	11

	Approach to Loss Reserving: Methods and Tools	13

	Segments	13

	Estimation Methods	14

	The Triangle	15

	Reserve Strengthening, Reserve Releasing

	and Reserve Development	15

	Closure Patterns	18

	Changes in Reserves Versus Inflation Versus ANCR	19

	Salvage and Subrogation	20

Section 3:	Reporting

	Segment Results	21

	Calendar Year vs. Accident Year Loss Ratio	22

	The Decomposition Report	23

Section 4:	A Case Study	24

Terms and Definitions		40

Section 1: About Progressive

Our Business

Progressive’s insurance subsidiaries (The Company) write personal automobile and other specialty property-casualty insurance and related services throughout the United States. The Company’s personal lines business consists predominately of insurance for automobiles, motorcycles, recreational vehicles and travel trailers, and is either generated by an agent or written directly by the Company. The personal lines agent business includes premium written by the Company’s network of more than 30,000 independent insurance agencies. The personal lines-direct business is generated through the telephone (1-800-AUTOPRO) or via the Internet (www.progressive.com).

The Company’s other lines of business include insurance for small fleets of commercial vehicles, collateral protection for lenders, liability insurance for directors and officers of financial institutions, and various non-indemity services.

Our Financial Objectives

Progressive has the following financial objectives:

•	Profitability: Our most important goal is to produce a calendar year 4 percent GAAP underwriting profit (96 percent Combined Ratio) .

•	Return on Shareholders’ Equity: Our goal is to achieve an after-tax return on shareholders’ equity over a five year period that is at least 15 percentage points greater than the rate of inflation (as measured by the Consumer Price Index).

•	Growth: Our growth goal is to grow as fast as possible constrained only by our profitability objective and our ability to provide high quality customer service.

We believe that the best way to maximize shareholder value is to consistently achieve our financial objectives. The Loss Reserving Function plays an important role in our ability to routinely deliver excellent financial results to our shareholders. Accurate reserving contributes not only to our ability to price risks accurately, but also to our ability to assess future exposures so that we maintain a strong and stable balance sheet.

Pricing and Loss Reserving

One of the most important functions in the insurance business is setting rates, or “Pricing.” The goal is to determine premium rates that are adequate to achieve our profitability goals without being excessive, inadequate or unfairly discriminatory to our customers. Premium rates are made up of three components:

(1) The amount of premium needed to cover losses and loss adjustment expenses.

(2) The amount of premium needed to cover organizational expenses which allow us to provide insurance coverage to our customers.

(3) The amount of premium needed to realize our underwriting profit goal.

Our underwriting profit goal remains constant at 4 percent of all premium earned or a 96 percent combined ratio. The role of the Pricing Analyst is to predict accurately the amount of premium needed now to cover future expenses and future losses the organization will incur during the period the premium we charge our customers is earned.

The loss reserving function plays an important role in assisting our Pricing Analysts’ determination of premium rates needed to cover the loss component of our business. Because our Pricing Analysts use a cost-plus pricing strategy, and losses represent the most significant part of any rate making analysis, it is important that our loss reserves are estimated as accurately as possible. If the projected ultimate losses are incorrectly stated, the resulting rates could be either too high, thus constraining growth, or too low, thus affecting profitability.

Loss Reserving: Definition and Stated Goals

Loss Reserves represent our best estimates of Progressive’s ultimate liability for losses and loss adjustment expenses which occurred prior to the end of any given accounting period but have not yet been paid by the company. These estimates are influenced by many variables that are difficult to quantify such as price inflation on automobile repair costs and medical costs as well as changes in our own internal claims practices, and changes in state regulatory requirements.

Our goal at Progressive is to ensure reserves are adequate to cover all loss costs while sustaining minimal variation from the time reserves are initially established until losses are fully developed. Exhibit 1 illustrates our performance against our stated goals. In the exhibit, you will note that for accident year 1999, loss reserves as estimated at 12/31/99 were deficient by $75.8 million based on information through 12/31/2000. This was caused by dramatic unanticipated increases in repair and medical costs during the second half of 1999. This will be addressed in more detail later in this document.

Exhibit 1

Loss and LAE Reserves: History of Performance

Goal:	Ensure reserves are adequate to cover all loss costs while sustaining minimal variation from the time reserves are initially established until they are fully developed.

Historically, How do we measure up?

Percentage Adequate by Year	1990	1991	1992	1993	1994	1995	1996	1997	1998	1999
Cumulative Adequacy	$131.20	$171.00	$241.80	$223.80	$146.00	$161.10	$81.90	$194.40	$35.20	$(75.80)

Percentage Adequate	15.9%	19.9%	25.3%	22.1%	13.3%	12.3%	5.3%	10.4%	1.8%	(3.4%)

Supplemental Reserve Carried *	$59.8	$65.6	$73.1	$73.1	$71.0	$0.0	$0.0	$0.0	$0.0	$0.0

Cumulative Adequacy w/o Supp Resv	$71.4	$105.4	$168.7	$150.7	$75.0	$161.1	$81.9	$194.4	$35.2	$(75.8)

Percent Adeq/(Def) w/o Supp Resv	9.8%	13.2%	19.1%	16.0%	7.3%	12.3%	5.3%	10.4%	1.8%	(3.4%)

Total Loss Reserves

Total Loss Reserves	$791.6	$861.5	$956.4	$1,012.4	$1,098.7	$1,314.4	$1,532.9	$1,867.5	$1,945.8	$2,200.2

Total Loss Resv w/o Suppl Reserve	$731.8	$795.9	$883.3	$939.3	$1,027.7	$1,314.4	$1,532.9	$1,867.5	$1,945.8	$2,200.2

* Progressive discontinued the practice of carrying a supplemental reserve in 1994. More discussion follows in the section entitled “Types of Reserves”.

LODESTAR: Progressive’s Loss Reporting System:

Our current data reporting system is known as the LOss DEvelopment STatistical Analysis Reporting System (LODESTAR). This system was implemented in 1987 specifically for loss reserving, but has several side benefits for pricing applications as well. Major features include:

•	The data entering LODESTAR is balanced to the data entering the accounting systems on a monthly basis so we are sure that our loss data reconciles to our financial results.

•	Significant flexibility in the data configurations which can be grouped on a monthly, quarterly, semiannual, or annual basis.

•	Options for segmenting the data by company, state, product (e.g. private passenger automobile, commercial automobile), coverage (e.g. bodily injury, collision) and limit of liability are easy to define.

      Five report configurations are readily available:

1. Period Reports: These reports allow cumulative experience to be grouped by accident period, record period, policy effective period, or rate revision (when prices changed) period.

2. Record Within Accident Period Reports: With this option, data can be organized both by the date of the accident and by the date the loss was recorded following the accident. Data reported in this format allows the user to observe the proportion and development of claims recorded during the accident period, or one period, two periods, etc. after the accident.

3. Size of Loss Reports: These reports segment data by the size of the amount which is paid, incurred, or reserved. This report offers the flexibility of including or excluding losses according to the accident date and record date, and can display the same losses evaluated at different points in time

4. Reserve Runoff Reports: These reports identify the case and IBNR reserves that were open at a given date in the past (the runoff date) and display their development over time.

5. Case Reserve by Age Runoff Reports: In order to produce age-sensitive average reserves, this report separates case reserves at each runoff date according to the number of months between accident date and runoff date.

Section 2: About Reserves

How Reserves Work

Effect on Balance Sheet and Income Statement

Following is a theoretical example of the how a claim works from a reserving perspective and its effect on our financial results:

Assume $1000 in earned premium over the policy term. Accident occurred on 5/15/2000 but was not reported to the company until 5/17/2000. The loss was settled for same amount reserved, $700, and paid to the claimant/policyholder on 5/20/2000.

Date: 5/15/2000	Date 5/17/2000	Date: 5/20/2000
Date Accident Occurred	Date Accident Reported	Date Claim Paid
IBNR reserve for $700 previously accrued on balance sheet in anticipation of the accident occurring. This $700 reserve also affects the income statement	Create case reserve on balance sheet in the amount of $700. Claim has now been recorded by the company. Release IBNR reserve, as accident has now been reported to the company.	Pay policyholder $700. Release case reserve on balance sheet since loss has now been paid to claimant.

pure loss ratio* 70%	pure loss ratio 70%	pure loss ratio 70%

* pure loss ratio= (paid losses+change in case reserves+change in IBNR reserves) divided by earned premium.

The pure loss ratio never changes, however, the liability moves on the balance sheet from IBNR (Incurred But Not Recorded) to case reserves once it has been recorded by the company. On 5/20/2000 the loss payment is made to the claimant so we remove the case reserve (liability) from the balance sheet and close the claim.

Claims: How Aging Affects the Reserve Balance

The age of a claim affects the reserving process and ultimately, the cost to the company. The size of a loss payment generally will vary based on the amount of time that it takes to settle the claim following the occurrence. We refer to this as the “age of the claim.” Claims that take longer to settle generally cost the company more. The following model has been repeatedly published and continues to be a good illustration of why the correlation between claim age and payment amount is important. If claim age and payment amount were unrelated, we could simply multiply the number of open claims by the average loss payment over the past twelve months and determine a reserve.

The purpose of the model below is to demonstrate that a population of open claims has different properties than a population of closed claims:

For simplicity, assume that there are only two types of claims:

1. Low-severity, quickly-settled, frequent claims

2. High-severity, slowly-settled, infrequent claims

	FREQUENCY	SEVERITY	TIME TO SETTLE
Claim Type #1	1 per month	100	1 month

Claim Type #2	1 per year	1,000	12 months

      To Illustrate:

X = Claim is recorded

O = Claim is settled

Claim type #1

Jan 00	Feb 00	Mar 00	Apr 00	May 00	Jun 00	Jul 00	Aug 00	Sep 00	Oct 00	Nov 00	Dec 00
X—	O

	X---	O

		X---	O

			X---	O

				X---	O

					X---	O

						X---	O

							X---	O

								X---	O

									X---	O

										X---	O

X---

Claim Type #2

Jan 00	Feb 00	Mar 00	Apr 00	May 00	June 00	Jul 00	Aug 00	Sep 00	Oct 00	Nov 00	Dec 00

O
X

In reviewing the two tables above, you will note that throughout the example year there is one type #1 claim and one type #2 claim open. Using average cost, our reserves would be $338* however, our reserves should be $1,100 (1 claim at $100 and 1 claim at $1000)

* 12 claims settled at $100 =	$1,200

1 claim settled at $1000 =	$1,000

total claims dollars paid	$2,200

divided by total number of claims paid	13

	$ 169	average cost per claim

number of open claims	2

average cost	$ 338

The model shown above is fundamental however, it does exhibit how using an average cost method for reserving purposes could misstate our reserve liability. Further discussion about how reserves work, the different types of reserves and tools used to estimate reserves can be found in subsequent sections of this document.

Types of Reserves

Progressive has defined six different types of loss reserves. Each needs to be reviewed separately in order to get the total reserve balance as accurate as possible:

1. Loss Case Reserves represent the largest portion of reserves held on the balance sheet for automobile products. Case reserves are accrued to pay claims that have already been reported by the claimant and recorded into Progressive’s systems, but have not yet been paid. There are two types of case reserves included in our financial statement results:

Average Reserves: An average is determined for each and every claim regardless of individual claim characteristics. These reserves are determined by the actuaries. As the claim ages (the length of time from the accident date to the current accounting period), the value of the claim will generally increase as history has proven that severity of a claim generally increases with age. The averages vary by company, state, product, and line coverage.

Generally, an average reserve is based on our estimate of total needed reserves excluding the adjuster set reserves (defined immediately below). During the third quarter of 2000, we redefined the attachment point (or threshold) we used for setting bodily injury (BI)case reserves by formula. The threshold change was initiated because Progressive now writes a substantial percentage of its business on policies with higher limit policies. By increasing the threshold, a larger portion of our BI reserves will now use average, actuarially-set reserves as opposed to adjuster set reserves. We estimate that between 15 percent to 20 percent of our automobile bodily injury loss reserve dollars will now be based on adjuster set reserves.

Adjuster-Set Reserve: We include the adjuster estimates of how much a claim will cost as the reserve when the adjuster-set reserve provides a more reliable estimate than statistical averages. Adjuster set reserves are primarily used when the claim estimate is greater than or equal to the established threshold discussed above.

Our goal is to use the average reserve approach for as many claims as possible, since using average reserves allows claims personnel to concentrate their efforts on adjusting claims rather than accounting for them. However, for claims in excess of our threshold, we feel adjuster-set reserves provide a better estimate of our ultimate liability because the adjuster has typically spent a great deal of time on these large claims and understands the individual claim characteristics. Our average reserves are adjusted for inflation monthly as claims age while our adjuster-set reserves are not. Thus, the reserve changes arising from our analyses only reflect shifts in anticipated development patterns. This also contributes to the consistency in data we need when rate making.

Loss case reserves represented approximately two thirds of our total reserve balance as of 12/31/2000.

2. Incurred But Not Recorded Reserves (Loss IBNR Reserves) are estimates of amounts needed to settle losses which have already occurred but have not been recorded by the company. We track IBNR emergence to known statistics (generally earned car years) that measure our past exposure, then apply the value to the current exposure to produce the IBNR reserve. We convert our projected needed IBNR to a percentage of earned premium and then apply that percentage to past earned premium to establish the carried amount for the financials. Given accurate rates, earned premium has advantages over other measures; it reflects changes in expected loss costs due to changes in mix of business and reflects the impact of inflation to the extent that inflation is reflected in our pricing.

When setting an IBNR reserve we identify the lag time between when the premium was earned and when the losses will be reported. Different IBNR factors are assigned to different lag time periods and decline over time.

Loss IBNR represented about one sixth of our total reserve balance as of 12/31/2000.

3. Loss Adjustment Expense (LAE) Reserves are estimates of the costs that we will incur to settle claims other than the indemnity payments themselves. There are two categories of LAE reserves:

1.	Defense and Cost Containment (DCC) formerly known as Allocated Loss Adjustment Expense (ALAE) Reserves: These are costs associated with defense, litigation, and cost containment.

2.	Adjusting Expenses, formerly known as Unallocated Loss Adjustment Expenses(ULAE) Reserves: All other loss adjusting costs, including salaries and benefits of claims adjusters, rent and occupancy, systems, and fees paid to outside adjusters.

Both DCC and Adjusting Expense reserves are reviewed and estimated by segment (a segment is a subset of our total data and is defined by a combination of state, product, and line coverage) as an average for each open case reserve and a percentage of that segment’s total loss IBNR reserves. As a result, LAE reserve averages may vary by company, state, product and line coverage.

LAE reserves represented approximately one sixth of our total reserve balance as of 12/31/2000: (about half of our LAE reserves are DCC reserves, while the other half are Adjusting Expense reserves).

4. Supplemental Reserve: From 1971 until 1994, Progressive maintained a special supplemental reserve. During the early and mid-1970’s, we experienced unusual fluctuations in frequency and/or severity as the amount of earned premium we wrote wasn’t large enough to produce credible reserve indications. By 1977, the increased size of the Company reduced the need for this reserve. Between 1977 and 1994, the company carried a supplemental reserve to achieve the objective that carried reserves were adequate at a targeted confidence level. In 1994, the supplemental reserve, which totaled $71 million at that time, was released into income. The company has not carried a supplemental reserve since.

5. Additional Needed Case Reserves (ANCR): Additional Needed Case Reserve is a bulk reserve intended to cover further development of the adjuster’s estimates for large losses, particularly on policies with higher limits (in excess of the threshold). A further explanation of this reserve is included later in this report. Many companies include ANCR in their IBNR estimates.

6. Involuntary Market Operating Loss Reserves (Assigned Risk Reserves): Regulations require us to participate in various assigned risk plans. Generally, assigned risk plans provide insurance to those who cannot find a carrier that will insure them voluntarily. Participation requirements in an assigned risk plan differ from state to state, but generally each carrier is assigned a certain number of “state plan risks” based on the amount of premium the company writes in that state and type of coverage offered.

Private Passenger Assigned Risk Plan. Current writings obligate us to accept assigned risk business. We generally expect to incur an operating loss on these assignments in most states (premium less losses and expenses).

The assigned risk reserve is a function of (1) our voluntary market share (2) the amount of business we voluntarily write (3) the expected size of the assigned risk pool and (4) the expected operating results of the policies we will be assigned.

The process of determining the reserve for a state is to multiply our market share by the size of the assigned risk pool in that state to determine our portion of the pool. We reduce this product by any state credits we receive for business that we wrote voluntarily that would otherwise be considered assigned risk type business. We then multiply the estimated premium we expect to receive from the state by the operating loss percentage we expect to incur (generally equal to the expected Combined Ratio-100 percent) to determine the assigned risk reserve.

Commercial Auto Insurance Plan (CAIP). Progressive is also required to share in the operating results of state commercial auto plans. Due to the more complex nature of commercial business, these plans do not assign policies, rather they operate as a Joint Underwriting Association (JUA) and use a small number of carriers to “service” the business. These companies are known as “servicing carriers.” Progressive is a servicing carrier in 26 states. The servicing carriers cede 100 percent of the business to the state CAIP plans. The state plans then retrocede the operating results to all companies writing commercial automobile business in proportion to their share of the voluntary market for the state in question. If the plan generates a loss, we are assessed for our portion of the loss. If the plan generates a profit, we participate in the profits. As with private passenger auto, there is a two year lag from the time our writings incur the liability until we are assessed. But again, because the amount of participation is assigned to Progressive based on current year writings, we reserve for this liability in the current operating year.

Assigned Risk reserves represented under one half of one percent (.05 percent) of our total reserve balance as of 12/31/2000.

Trend

Trend estimates allow us to anticipate future changes in settlement costs due to the passing of time from some historical payment date to a prospective payment date. We compare old data to new data to determine how much future costs will increase or decrease over time. We call the result of this calculation “trend.” Settlement costs will be affected by external factors such as inflation, change in medical costs and changes in labor rates and car part prices. At the same time, internal factors such as changes in claims practices (speeding up or slowing down the settlement process) will impact trend.

The purpose of a trend factor is to restate losses from some historic period to levels appropriate in a future period, similar to an inflation adjustment. If the trend factor used to estimate reserves exceeds the actual trend experienced, we could be over reserved. If the trend factor used to estimate reserves is less than the actual trend experienced, risks may be under reserved.

There are two different parameters that we study regarding trend: severity and frequency. Severity measures the dollar amount of claims during a given accident period divided by the total number of claims. Frequency measures the number of ultimate claims by accident period divided by the number of earned car years during that period. Severity times frequency equals pure premium (loss costs per earned car year). Reviewing the trend of these two parameters allows us to better understand the change impacting our pure premium trend.

Industry-wide trend data is distributed by a statistical agent called The National Association of Independent Insurers (NAII). We review the NAII data to identify similarities between what NAII is reporting and what Progressive is experiencing. The NAII reported data lags Progressive’s data by a quarter. For comparative purposes, Progressive generates trend information not only on a consolidated basis but also separates its preferred and ultra-preferred books from the other tiers (nonstandard, middle market and standard) in order to understand the trend differences by tier. This is because Progressive’s trend results historically have been more heavily influenced by the nonstandard market. This extra step provides us with a better indication of frequency trend because the preferred and ultra preferred tiers are growing more rapidly and may disguise changes in trend in the other tiers. Pricing analysts also prefer to review the data separately.

Each quarter, we produce severity, frequency and pure premium trend results for each line coverage (bodily injury, property damage, collision, comprehensive and Personal Injury Protection) by tier and also for those states that represent our largest market share. We then compare these results to the same period in the previous year. We review the trend factors for consistent improvement, deterioration, or variability from quarter to quarter. It is common practice for us to review a four-quarter moving average when examining a trend factor. Such a time-series analysis will contain seasonality, cyclicality, randomness and true trend. The moving averages will tend to eliminate and/or flatten both seasonality and randomness. From this analysis, we use the trend factor to bring historical losses to tomorrow’s cost. Frequency trend tends to be affected by changes in the weather, changes in laws, changes in gasoline prices (both increases and decreases) and changes in population density. Severity trend tends to be affected by changes in Consumer Price Index, medical costs, and repair costs.

We are more concerned with BI trend when evaluating reserve adequacy. Injury claims (e.g. BI) are long-tailed and require more data points while property damage (e.g. PD) coverages are short-tailed and require fewer data points. The chart immediately following this paragraph illustrates this fact. BI reserves are a much larger portion of our total reserves than the short-tail coverages such as PD, and historically take longer to fully settle.

      [GRAPH]

Approach to Loss Reserving

Segments: Progressive generally starts by reviewing six different estimation methods, described on the next page, to determine needed levels of reserves. When reviewing the need to increase or decrease our reserve balances, we break the data into “segments.” Segments are defined as a combination of state, product, and line coverage. The following chart provides examples of three different segments:

	State	Product	Line Coverage

Segment #1	New York	Private Passenger	Personal Injury

		Automobile	Protection

Segment #2	Ohio	Motorcycle	Bodily Injury

Segment #3	California	Private Passenger	Property Damage

Automobile

Each business segment is reviewed by our actuarial staff to understand reserving needs at a very detailed level as long as the data under review is large enough to produce credible results. Currently, there are over 240 independent reserve segments. Segments can be reviewed annually, semiannually, quarterly, or monthly. Smaller segments (or states) that are not large enough to provide credible results on their own are often consolidated with other segments having similar risk characteristics and may be reviewed using countrywide information. When a state begins to write enough premium to independently produce credible results within a given coverage, we will create a new segment and review that state’s line coverage separately.

We believe that reserving by segments allows us to reserve more accurately and contributes significantly to better pricing practices. By reviewing reserve needs at such a detailed level, we also have the ability to identify and measure variances in trend by state, product, and line coverage that we would not otherwise see on a consolidated basis.

The most important benefits of segmentation are the ability to:

a.	measure individual segment profitability more accurately leading to more accurate pricing.

b.	respond more quickly to product mix changes.

c.	respond to changes in claims handling on a state-by-state basis.

d.	provide independent state results by product and by line coverage avoiding the potential of adverse selection in the pricing process.

Because we review Loss Reserves at a very refined level, we do not find it necessary to engage a loss reserve committee. Instead, actuarial analysts are responsible, based on the results of their analyses, to either strengthen or release reserves for each segment under review. We then measure our Chief Actuary by the accuracy of our reserve liability balance on an aggregate level. We do this by comparing the accident-year loss ratio to the calendar-year loss ratio looking for minimal variation between the two results. The distinction between calendar-year loss ratio and accident-year loss ratio can be found under Section 3 of this document.

Estimation Methods Defined:

We use these estimation methods during a segment review:

1. Amount Paid: We take the total loss dollars paid by accident period and project them to an estimated ultimate level. We review total loss dollars only and base our future loss development projections largely on the development of prior periods. This method uses only one triangle of data. “The triangle” is a tool used by actuaries to show how estimates of incurred or paid to date amounts have changed or “developed”. Further discussion of “the triangle” follows on the next page.

2. Average Paid: Paid severity by accident period is projected to an ultimate level then multiplied by the ultimate number of feature counts to be paid (“feature” is defined in the terms and definitions section at the end of this document). Ultimate paid feature counts equals the projected ultimate number of features recorded generally multiplied by (1-CWP rate). CWP rate is the percentage of claims recorded but closed without payment. This method uses three triangles of data, paid severity by accident period, CWP rate, and features recorded.

3. Amount Incurred: We take the total dollars incurred by age and accident period and project them to an ultimate level. We review total dollars incurred only and base our future loss development projections largely on the development of prior periods. This method uses only one triangle of data.

4. Average Incurred: Incurred severity by accident period is projected to an ultimate level then multiplied by the ultimate number of features to be paid. Ultimate incurred feature count equals the projected ultimate number recorded multiplied by (1-ultimate projected CWP rate). This method uses three triangles: Incurred Severity, CWP rate, and number of recorded feature counts.

5. Modified Paid: This method uses the paid-loss development pattern. We use the development of paid losses to determine the percent unpaid. Then we apply the percent unpaid to the expected ultimate loss to arrive at the expected unpaid amount. The unpaid amount is added to actual paid-to-date.

6. Modified Incurred: This method uses the incurred loss development pattern. We use the development of incurred losses to determine the percent unreported. Then we apply the percent unreported to the expected ultimate losses to arrive at the expected unreported amount. The unreported amount is added to actual losses incurred to date.

In the event we see wide variation between results reported using the six methods noted above, we will further analyze the data with additional techniques.

The Triangle:

The triangle is a tool used by actuaries to show how estimates of incurred or paid-to-date amounts have changed or “developed” over time. Development can be defined as the estimate of losses incurred on business produced in previous years at subsequent evaluation dates. Data from the 1990 accident year has had eleven years to develop while data from the 1998 accident year has only had three years to develop. Exhibit 2 is an example of a triangle that appears in Progressive’s 2000 Annual Report. This triangle represents the loss and LAE reserves for 1990 through 2000. The reserves are re-estimated based on the experience as of the end of each subsequent year, and are increased or decreased as more information becomes available about the frequency or severity of claims reserved for as of each year end. The cumulative deficiency or conservative runoff represents the aggregate change in the estimates over all prior years.

Exhibit 2
Analysis of Loss and Loss Adjustment Expenses (LAE) Development

For Years ending											(millions)
Dec. 31,	1990	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000

Loss and LAE reserves	$791.6	$861.5	$956.4	$1,012.4	$1,098.7	$1,314.4	$1,532.9	$1,867.5	$1,945.8	$2,200.2	$2,785.3

Re-estimated reserves as of:

One Year Later	748.8	810.0	857.9	869.9	1,042.1	1,208.6	1,429.6	1,683.3	1,916.0	2,276.0

Two Years Later	726.5	771.9	765.5	837.8	991.7	1,149.5	1,364.5	1,668.5	1,910.6

Three Years Later	712.7	718.7	737.4	811.3	961.2	1,118.6	1,432.3	1,673.1

Four Years Later	683.7	700.1	725.2	794.6	940.6	1,137.7	1,451.0

Five Years Later	666.3	695.1	717.3	782.9	945.5	1,153.3

Six Years Later	664.8	692.6	711.1	780.1	952.7

Seven Years Later	664.5	688.2	709.2	788.6

Eight Years Later	661.4	687.9	714.6

Nine Years Later	660.4	690.3

Ten Years Later	665.9

Cumulative redundancy/(deficiency)	$125.7	$171.2	$241.8	$223.8	$146.0	$161.1	$81.9	$194.4	$35.2	($75.8)

Percentage	15.9%	19.9%	25.3%	22.1%	13.3%	12.3%	5.3%	10.4%	1.8%	(3.4%)

Reserve Development, Reserve Strengthening and Reserve Releasing:

At this point, it may be worthwhile to discuss the difference between reserve development, reserve strengthening and reserve releasing, and why these differences matter. Reserve development is the process of settling a claim for either less or more than the established reserve for that claim. Adverse development will result when a claim is settled for more than the estimated reserve balance. Favorable development will result when a claim is settled for less than the estimated reserve balance.

Reserve strengthening (increasing reserves) or reserve releasing (decreasing reserves) happens when the loss reserving group, after a segment review, determines that the accrued reserves are not enough to pay ultimate losses (requiring an increase in reserves), or the accrued reserves are in excess of what we need (allowing a decrease in reserves). In either case, authority to strengthen or release reserves is an activity limited to the loss reserving staff and is only done after a thorough segment review has been completed.

Exhibit 3, shown on the following page, is an example of an another triangle used to estimate the ultimate paid losses that will occur from a given segment (please note: this triangle is organized differently than exhibit 2. Exhibit 2 is organized from top to bottom and the following triangle is organized from left to right). The complete triangle is shown, including all 14 semiannual periods that are typically reviewed. This is an example of a triangle previously used to project the estimated ultimate costs showing paid losses at the end of each accident period under review. The method used to develop the results is the paid ultimate method. We’ve highlighted several areas on the triangle to show how factors are calculated.

Every insurance company is required by the National Association of Insurance Commissioners (NAIC) to file certain exhibits in the company’s annual statement. Exhibit 4 below displays the Schedule P Part 3 triangle that we reported in the 2000 Statutory Annual Statement for the Progressive Casualty Insurance Company. You’ll notice in exhibit 4 that the column headings are accident year values as of the calendar year end where in exhibit 3, the headings represent evaluation periods at any given point in time. We show this only to emphasize that the construction of a triangle differs depending on its intended use.

Exhibit 4
Schedule P-Part 3B Private Passenger Auto Liability/Medical

Years in											Number of	Number of
Which											Claims	Claims
Losses											Closed with	Closed
Were											Loss	Without
Incurred											Payment	Loss
	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000		Payment
Prior	0	40,537	56,709	63,540	67,047	69,340	70,079	70,532	70,687	71,040		1

1991	90,260	157,397	184,497	194,937	198,898	200,873	201,585	202,043	202,212	202,556	67,625	31,810

1992	xxx	106,061	182,460	213,330	224,035	228,566	230,820	231,864	232,464	232,232	76,497	35,451

1993	xxx	xxx	130,055	228,728	261,886	275,119	281,305	283,801	284,997	285,967	94,488	44,564

1994	xxx	xxx	xxx	192,737	332,662	375,268	395,947	404,645	408,841	409,662	133,752	63,877

1995	xxx	xxx	xxx	xxx	254,856	412,615	471,115	498,254	512,371	517,048	166,477	80,689

1996	xxx	xxx	xxx	xxx	xxx	271,334	451,285	518,831	551,107	566,727	187,684	96,336

1997	xxx	xxx	xxx	xxx	xxx	xxx	341,959	567,699	658,458	694,128	234,158	135,908

1998	xxx	xxx	xxx	xxx	xxx	xxx	xxx	431,411	716,145	810,644	283,181	166,565

1999	xxx	xxx	xxx	xxx	xxx	xxx	xxx	xxx	557,472	892,267	335,710	237,982

2000	xxx	xxx	xxx	xxx	xxx	xxx	xxx	xxx	xxx	627,785	287,513	254,496

Exhibit 3
Paid Ultimate Method

Semiannual
Accident	PAID LOSSES (000)
Periods
Ending	1		2		3		4		5	6	7	8	9	10	11	12	13	14

Jul-93	4,323		9,837		11,160		11,662		11,875	11,966	12,026	12,069	12,095	12,112	12,121	12,135	12,155	12,169

Jan-94	4,660		11,648		13,479		14,059		14,342	14,503	14,622	14,688	14,719	14,781	14,812	14,838	14,856

Jul-94	6,480		14,852		17,036		17,710		18,029	18,230	18,323	18,395	18,469	18,528	18,547	18,613

Jan-95	7,216		17,158		19,621		20,346		20,755	20,959	21,128	21,260	21,429	21,477	21,631

Jul-95	7,688		17,606		19,881		20,780		21,289	21,504	21,738	21,859	21,984	22,068

Jan-96	6,439		15,323		17,990		18,892		19,334	19,630	19,790	19,892	20,037

Jul-96	6,413		15,686		17,798		18,642		19,158	19,469	19,675	19,868

Jan-97	6,589		15,109		17,052		17,799		18,249	18,561	18,876

Jul-97	7,145		16,998		19,124		20,078		20,610	21,106

Jan-98	9,703		23,615		27,043		28,516		29,474

Jul-98	12,416		29,964		34,061		35,744

Jan-99	12,918		35,071		39,649

Jul-99	17,223	A	43,214	B

Jan-00	21,487

	1-2		2-3		3-4		4-5		5-6	6-7	7-8	8-9	9-10	10-11	11-12	12-13	13-14

Jul-93	2.275		1.134		1.045		1.018		1.008	1.005	1.004	1.002	1.001	1.001	1.001	1.002	1.001

Jan-94	2.500		1.157		1.043		1.020		1.011	1.008	1.005	1.002	1.004	1.002	1.002	1.001

Jul-94	2.292		1.147		1.040		1.018		1.011	1.005	1.004	1.004	1.003	1.001	1.004

Jan-95	2.378		1.144		1.037		1.020		1.010	1.008	1.006	1.008	1.002	1.007

Jul-95	2.290		1.129		1.045		1.025		1.010	1.011	1.006	1.006	1.004

Jan-96	2.380		1.174		1.050		1.023		1.015	1.008	1.005	1.007

Jul-96	2.446		1.135		1.047		1.028	D1	1.016	1.011	1.010

Jan-97	2.293		1.129		1.044		1.025	D2	1.017	1.017

Jul-97	2.379		1.125		1.050		1.027	D3	1.024

Jan-98	2.434		1.145		1.054		1.034	D4

Jul-98	2.413		1.137		1.049

Jan-99	2.715		1.131

Jul-99	2.509	C

Straight Avg	2.408		1.141		1.046		1.024		1.014	1.009	1.006	1.005	1.003	1.003	1.002	1.001	1.001

Avg x HiLo	2.392		1.139		1.046		1.023		1.013	1.008	1.005	1.005	1.003	1.002	1.002

Wtd Avg All	2.436		1.139		1.047		1.025		1.014	1.009	1.006	1.005	1.003	1.003	1.002	1.001	1.001

Avg Last 4	2.518		1.134		1.049		1.028	E	1.018	1.012	1.007	1.006	1.003	1.003

Wt Avg.4	2.523		1.135		1.050		1.029		1.018	1.012	1.007	1.006	1.003	1.003

Prior Select

Select	2.450		1.125	F	1.045		1.025		1.015	1.011	1.006	1.005	1.003	1.003	1.002	1.001	1.001	Tail

Cumulative	3.094		1.263	H	1.122	G	1.074		1.048	1.032	1.021	1.015	1.010	1.007	1.004	1.002	1.001	1.000

Ultimate Loss	66,473		54,568		44,503	J	38,392		30,886	21,791	19,275	20,167	20,238	22,223	21,718	18,650	14,871	12,169

Ultimate LR	98.0%		87.7%		79.3%		72.3%		67.0%	57.4%	56.8%	59.2%	60.0%	66.6%	68.4%	63.3%	60.1%	58.8%

Ultimate PP	165		147		135		125		119	107	107	112	111	120	124	99	60	58

Avg. Ult. Loss	5,848		5,294		4,967		4,770		4,558	4,341	4,267	4,359	4,294	4,403	4,304	4,047	3,967	3,844

Sum all of the values in the Ultimate Loss Row will determine the Ultimate Amount that will be paid for this segment															$405,925

Calculations:
      C = B/A: Factor Used to Develop Next Periods Losses
      H = F*G: Cumulative Factor used to multiply losses in most recent period to determine ultimate losses for that Period
      E = (D1+D2+D3+D4)/4: Average of most recent four periods
      J = B*G: Ultimate Loss Dollars for the third Accident Period

Closure patterns and their effect on reserves:

During all loss reserving reviews and for each segment(s) under review, we analyze the history of the closure rate (the number of paid claims closed with payment at each evaluation date divided by the estimated ultimate number of incurred claims), as well as the closed without payment rate for the data set (segment) under review.

Closure Rate: When closure rates change, we may pay closer attention to the results generated from the three incurred estimation methods previously discussed. If we see the closure rates decreasing, the results of the paid methods may be understated. The converse is also true: An increase in the closure rate may indicate that the recommended reserve balances generated by the paid methods are overstated.

Closed Without Payment (CWP): There are various reasons a claim is reported and recorded on the company’s records, but is ultimately closed without a claim payment made:

1. The policy was not in force at the time of the accident.
2. Coverage for the claim does not exist.
3. Damage caused to the vehicle is less than the deductible amount listed on the policy.
4. The company has determined that no liability exists.

During a segment review, we run a triangle reporting the CWP rate showing 14 semiannual accident periods to determine what percentage of the ultimate number of reported losses have been closed without payment. When we see significant differences in the CWP rate from what we expected, we further analyze the results to determine if the number of claims recorded has declined, if claims are getting recorded more quickly than they have in the past, or whether the claims organization is identifying those claims that we will ultimately close without payment more quickly than they have in the past. An example of a CWP triangle with actual data can be reviewed in Exhibit 5 along with an explanation.

Sample State: Sample Coverage

Exhibit 5

Semiannual
Accident	CLOSED WITHOUT PAYMENT RATE (Features closed without Payment / # Recorded) - ACCIDENT PERIOD ANALYSIS
Periods
Ending	1	2	3	4	5	6	7	8	9	10	11	12	13	14	Ultimate

Oct-94	21.3%	24.5%	25.6%	26.2%	26.2%	26.3%	26.7%	26.7%	26.7%	26.7%	26.7%	26.7%	26.8%	26.8%	26.8%

Apr-95	19.4%	23.3%	23.9%	24.0%	24.3%	24.5%	24.5%	24.5%	24.6%	24.6%	24.6%	24.6%	24.6%		24.6%

Oct-95	21.3%	25.0%	25.7%	26.1%	26.6%	26.8%	26.9%	27.0%	27.1%	27.1%	27.1%	27.1%			27.2%

Apr-96	18.9%	23.2%	24.1%	24.5%	24.6%	24.7%	24.9%	24.9%	25.1%	25.1%	25.1%				25.1%

Oct-96	20.8%	24.9%	25.8%	26.5%	26.9%	27.0%	27.1%	27.2%	27.2%	27.2%					27.3%

Apr-97	19.4%	23.4%	24.4%	24.8%	25.0%	25.2%	25.4%	25.5%	25.5%						25.6%

Oct-97	22.7%	25.6%	26.7%	27.0%	27.1%	27.2%	27.3%	27.3%							27.5%

Apr-98	19.9%	23.6%	25.0%	25.3%	25.6%	25.7%	25.7%								25.9%

Oct-98	18.1%	22.2%	22.8%	23.2%	23.8%	24.0%									24.3%

Apr-99	20.8%	24.4%	25.4%	26.1%	26.3%										26.8%

Oct-99	24.6%	28.2%	29.0%	29.3%											30.2%

Apr-00	27.8%	31.7%	32.6%												34.1%

Oct-00	29.3%	32.3%													34.8%

Apr-01	27.5%														33.2%

	1-2	2-3	3-4	4-5	5-6	6-7	7-8	8-9	9-10	10-11	11-12	12-13	13-14

Oct-94	1.150	1.044	1.024	0.999	1.003	1.015	1.000	1.000	1.002	1.000	1.000	1.005	1.000

Apr-95	1.197	1.025	1.008	1.012	1.006	1.000	1.002	1.005	1.000	1.000	1.000	1.000

Oct-95	1.174	1.029	1.015	1.018	1.009	1.002	1.004	1.002	1.001	1.000	1.000

Apr-96	1.229	1.037	1.014	1.008	1.003	1.006	1.002	1.006	1.000	1.000

Oct-96	1.193	1.039	1.025	1.016	1.006	1.004	1.001	1.003	1.000

Apr-97	1.210	1.039	1.020	1.007	1.006	1.008	1.005	1.000

Oct-97	1.129	1.041	1.012	1.005	1.003	1.005	1.000

Apr-98	1.187	1.059	1.010	1.012	1.005	1.001

Oct-98	1.228	1.027	1.016	1.027	1.007

Apr-99	1.173	1.040	1.028	1.009

Oct-99	1.149	1.027	1.011

Apr-00	1.138	1.029

Oct-00	1.102

Straight Avg	1.174	1.036	1.017	1.011	1.005	1.005	1.002	1.003	1.001	1.000	1.000	1.002	1.000

Avg x HiLo	1.175	1.035	1.016	1.011	1.005	1.004	1.002	1.002	1.000	1.000	1.000

Wtd Avg All	1.169	1.036	1.017	1.011	1.005	1.005	1.002	1.003	1.001	1.000	1.000	1.003	1.000

Avg Last 4	1.140	1.031	1.016	1.013	1.005	1.004	1.002	1.003	1.000	1.000

Wt Avg.4	1.137	1.031	1.016	1.013	1.005	1.004	1.002	1.003	1.000	1.000

Fitted	1.120	1.029	1.014	1.001	1.005	1.004	1.002	1.001	1.000	1.000	1.000	1.006	1.000

Prior Select

Select	1.120	1.031	1.016	1.013	1.005	1.004	1.002	1.003	1.000	1.000	1.000	1.003	1.000	Tail

Cumulative	1.210	1.080	1.048	1.031	1.018	1.012	1.008	1.006	1.003	1.003	1.003	1.003	1.000	1.000

	Apr-01	Oct-00	Apr-00	Oct-99	Apr-99	Oct-98	Apr-98	Oct-97	Apr-97	Oct-96	Apr-96	Oct-95	Apr-95	Oct-94

Ult CWP Rate	33.2%	34.8%	34.1%	30.2%	26.8%	24.3%	25.9%	27.5%	25.6%	27.3%	25.1%	27.2%	24.6%	26.8%

Ult Counts	2,828	3,079	2,635	2,467	2,028	2,022	1,551	1,560	1,477	1,691	1,902	2,251	2,046	1,669

Ult. Frequency	2.49%	2.94%	2.86%	3.14%	2.95%	3.30%	2.84%	3.27%	2.97%	2.85%	3.00%	3.30%	3.28%	3.55%

In exhibit 5 the CWP rate for recent accident periods is up sharply compared to historical figures. This could be due to several possible factors. Most likely, there has been a change in the way claims have been reported: The increased use of a 24-hour call centers for claims reporting may result in more claims being recorded/opened and then the closed without payment more quickly. The recorded count triangle (not exhibited here) shows an increase in frequency, the closed without payment count triangle also shows an increase in frequency, but the incurred count triangle (which is equal to recorded counts - CWP) shows relatively stable frequency. Therefore, we would conclude that there is no significant change to our true incurred count pattern, which is the more important measure in terms of our results.

Changes in Reserves versus Inflation versus ANCR:

Reserve balances change for various reasons. As previously discussed, we will initiate a change to a reserve balance at the completion of a segment review based on the data. We do not review each segment every month. We base our review schedule in part on the potential effect reserve changes may have on our balance sheet (each segment is reviewed at least annually). Because each segment is not reviewed monthly, in an effort to keep reserve balances at or close to their appropriate levels, we apply an inflation factor to the existing average reserves during those months that a segment is not reviewed. We do this because we know that, in general, the claims that remain unpaid longer are more costly to the company.

Additional Needed Case Reserve (ANCR) is a bulk reserve intended to cover further development of the adjusters estimates for large losses, particularly for losses associated with policies that have higher limits (in excess of the threshold). Increases to the incurred loss estimates over the life of a portfolio of large losses will frequently occur as new facts emerge during an investigation of the claims necessitating an ANCR reserve. The ANCR reserve generally will diminish as the pool of claims ages because we become more educated on the exact nature and extent of the cost of these claims. In the industry, the tendency for case reserves to develop may be treated as part of IBNR. Progressive prefers to call the further case development “Additional Needed Case Reserve” since the claims in question are known to the company.

Salvage and Subrogation: As required by Generally Accepted Accounting Principles (GAAP), our loss reserves are stated net of a deduction for the estimated amounts of salvage and subrogation that we will recover.

We periodically study the ratio of salvage and subrogation recoverable to total loss reserves to identify any changes in process that may have occurred.

Section 3: Reporting

Reporting Segment Review Results All segment reviews are reported internally monthly using a standard format. Completed results of each review are provided to our pricing organization, general managers, and others in the organization as needed. A summary of each review is also completed, highlighting the results of each method used to review reserves, the threshold of each segment, the ANCR factor (if applicable), as well as the selected ultimate reserve need. A subsection of that report is shown below in Exhibit 6 along with definitions for each field reported.

Exhibit 6

This report provides a summary of the results generated after a segment review has been completed by the Actuaries. Once all the indications have been prepared by the Actuaries, a “selected ultimate” indication is chosen which drives the change or impact to that segment’s carried reserve levels for the month.

Below is an example of the results generated during a segment review and definitions of the corresponding fields reported.

Example:

ACCIDENT ANALYSIS
All Dollars in Thousands (000)

Example:

ACCIDENT ANALYSIS
All Dollars in Thousands (000)

Review Date	Month/Year

			(A)		(B)		(C)		(D)

Nxt
	Bodily			Inflation		$ Resv		Review
Coverage Type	Injury Auto	Threshold	$XX.XX	Factor	7.00%	held before	$4,345	Date	Jul-2001
State	State Name
				ANCR		$ Resv
		% > Threshold	5.3%	Factor	1.064	held after	$3,955

			(E)		(F)		(G)
Indication
Results (000)
1	2	3	4	5	6
Amt Paid
							as of	$ Reserve
ULT Inc	BF Incurred	ULTIMATE	ULT paid	BF Paid	Ultimate	Selected	Review	Adequacy	$ IMPACT	% to
Avg Losses	Ultimate	Amt Inc.	Avg. Losses	Ultimate	Amt Paid	Ultimate	date	+/(-)	+/(-)	Indicated

$112,163	$112,097	$112,161	$110,906	$110,826	$110,807	$111,994	$108,596	$947	($390)	40%

(H )	(I )	(J )	(K )	(L )	(M )	(N )	(O )	(P )	(Q )	(R )

Definition of Fields

(A) Threshold	The point at which the adjuster’s estimate is used as our carried financial reserve for P&L purposes.

(B) Inflation Factor	The annual percentage rate that the financial reserves are inflated monthly.

(C) $ Resv held before	Total reserves held for the segment prior to the review and based on prior month end balance.

(D) Nxt Review Dt	Date next review of this segment will be performed

(E) % > Threshold	The total dollar amount of reserves that exceed the threshold divided by the total reserve balance for the entire segment.

(F) ANCR Factor	A factor used to spread the bulk reserve (also referred to as ANCR). ANCR is a reserve to cover future expected case reserve development. on large losses. ANCR reserves generally diminish as the claim ages and we become more educated on the exact nature and extent of the claim. ANCR factors vary by age of claim and by state. The factor reported above is a weighted average for the state. ANCR factors are generally only reported for the BI segments as claims in excess of the Threshold are more infrequent in the other line coverage’s.

(G) $ Resv held after	Total reserves held for the segment after change is implemented by the actuarial department.

INDICATION RESULTS

(H) ULT INC Avg Losses	Incurred severity by accident period projected to an ultimate level multiplied by the projected ultimate incurred feature counts for the same accident period.

(I) BF Incurred Ultimate	Bornhuetter-Ferguson Incurred Ultimate. We use the incurred loss development pattern to determine the percent (%) unreported. We then apply the % unreported to the expected ultimate loss amount to arrive at the expected unreported amount. The unreported amount is added to the actual incurred to date.

(J) Ult Amt Inc.	Total dollars incurred by age and accident period projected to an ultimate level.

(K) Ult Paid Avg Losses	Paid severity by accident period is projected to ultimate level and multiplied by ultimate paid feature counts. This is the same as the incurred average projection using paid data.

(L) BF Paid Ultimate	Bornhuetter-Ferguson Paid Ultimate. We use the paid loss development pattern to determine the percent (%) unpaid. We then apply the expected unpaid percentage to the expected ultimate loss amount to arrive at the expected unpaid amount. The unpaid amount is added to the actual paid to date.

(M) Ultimate Amt Paid	Total loss dollars paid by age and accident period are projected to an estimated ultimate level.

(N) Selected Ultimate	The resulting indicated ultimate loss value for the accident periods reviewed based upon the selections made by the actuarial staff.

(O) Amt Paid as of Rev date	The total dollars already paid to claimants for the accident periods reviewed.

(P) $ Reserve Adeq	(4)-(15)=(17) or $ Resv held before minus Selected Ultimate

(Q) $ Impact	Amount of Reserve Increase or Decrease to segment under review

(R) % to indicated	% of the total indicated change selected by the actuaries that was actually implemented.

Calendar Year vs. Accident Year Loss Ratio:

Understanding the difference between a calendar year loss ratio and an accident year loss ratio is important: Actuaries study claim development on an accident year basis while our Accountants report results on a calendar year basis. Therefore, we feel that it is important to report internally to our pricing organization and our management team both accident year and calendar year results by state each month. What follows is an explanation of each.

Calendar Year Loss Ratio: When losses are paid or reserve changes are made, we account for those payments or reserve changes during the calendar year in which the payment or reserve change took place, regardless of when the accident happened.

Accident Year Loss Ratio: We estimate reserves on an accident year basis. Losses which occur in any period are assigned to that accident period. A period may be defined as monthly, quarterly, semiannual or annual. Reserves, regardless of when they are established or changed, are assigned to that same accident period. Accident period results will therefore change over time as our estimates of loss costs improve or deteriorate. To determine the Accident Year Loss Ratio, we add estimated costs of all losses that occurred in a specific accident period and divide that sum by the total amount of premium earned for that same period of time.

Decomposition Report: The Decomposition Report is used frequently to review activity of our reserves both on a state level and on a consolidated level. This report is prepared monthly and provides an inventory status of the impact on all claims features and their reserve changes by type of change. A sample of this report can be seen in Exhibit 7. The Decomposition Report is a useful tool to:

1. Provide an understanding of how reserve changes will impact state results
2. Determine the impact our claims adjusters had on the overall reserve change verses changes implemented by our reserving actuaries.
3. Compare impact of loss reserve changes to expected change results.

Exhibit 7

		TYPE OF	AMOUNT OF	NUMBER OF	PRIOR CASE	CURRENT
STATE/GROUP	PRODUCT	CHANGE	CHANGE	FEATURES	RESERVES	RESERVES

STATE NAME	AUTO	NO CHANGE	0	29

		CLOSED	(16,396,930)	4,833

		OPENED	13,907,161	4,651

		AGING ON AVG CASES	1,557,429	2,258

		INFLATION	399,181	9,767

		AVERAGE TO ADJUSTER	447,882	8

		ADJ CHANGE ABOVE CAP	15,000	1

		RESEGMENTATION	69	5

			(70,209)	21,552	64,720,043	64,649,834

Definitions:

NO CHANGE	Amount of Financial Reserves (FinR) is the same as prior month.

CLOSED	Amount of Financial Reserves (FinR) at prior month end on features closed during the month.

OPENED	Amount of FinR (average reserves and adjuster estimates) on features opened during the month, based on this month’s reserve table. This does not include ANCR on these features. Re-opened features are included here.

IMPACT ON NEW FEATURES	Change in FinR for opened features (see defn. above) due to Loss Reserving changes in average reserve; this month’s reserve table vs. prior month end’s reserve table.

AGING ON AVG CASE	Change in FinR on features open at the prior month end carrying an average reserve that are still open and carrying an average reserve at the current valuation due to changing age groupings.

LOSS RESERVE IMPACT	Change in FinR on features open at the prior month end carrying an average reserve, that are still open and carrying an average reserve at the current valuation, due to change in average reserves by Loss Reserving.

INFLATION	Change in FinR on features open at the prior month end carrying an average reserve that are still open and carrying an average reserve at the current valuation, due to inflationary change in average reserves.

ADJUSTER TO AVERAGE	Change in FinR due to change in carried FinR such that carried FinR was Adj estimate + ANCR at prior month end and is now an average reserve. The change = current average reserve - prior month’s Adj estimate.

AVERAGE TO ADJUSTER	Change in FinR due to change in carried FinR such that carried FinR was an average reserve at prior month end and is now Adj estimate + ANCR. The change = current Adj estimate - prior month’s average reserve.

ADJ CHANGE ABOVE CAP	Change in FinR due to Adjuster changing an above-the-cap Adj estimate. Included here are FinR which equal Adj estimate + ANCR for both the prior month end and the current month. The change = Adj estimate (current) - Adj estimate (prior month end).

RESEGMENTATION	Change in the FinR due to feature changing region, rate manual group, or line coverage group code.

*** Average reserve means average financial reserve set by Loss Reserving (usually for BI features with Adj estimates < $75,000).

Section 4: A Case Study

We will conclude the commentary on the reserving process here but have included a case study immediately following. This case study centers around discussing the process we use for reviewing the reserve needs in a given segment. In this case study we will review the following:

• an indication for the total needed reserves using accident period data
• an indication of the needed case reserves using record period data
• an indication of the needed IBNR reserve using record within accident period data.

We assembled real data which is used in this case study for your review and reference. This particular example shows countrywide data (excluding a few of the states).

Total Needed Reserves Review

There are several key parameters that we consider prior to selecting an ultimate level of needed loss reserves. We will use exhibit 8 to explain considerations we make before making changes to our reserves. Exhibit 8 has been divided into six sections to make it easier for the reader to understand and refer to. Immediately below you will find a description of each section.

Section A In this section we show the results of the six different projection methods along with other meaningful data. The ending date of the accident period ( we are studying semi annual accident periods in this example) is displayed down the far left (column 1). The six columns immediately following are the results of the six estimation methods previously discussed in this document and are used to project ultimate needed reserves. Columns 8, 9, and 10 show the case incurred (paid + outstanding case reserves) as of the review date, paid losses as of the review date and the indicated ultimate. Below is a description of each of the columns in section A.

Column 1: Semiannual accident periods ending: The ending date of the accident period under review.

Column 2: Paid Method — triangular projection of the paid loss amounts to ultimate value.

Column 3: Average Paid Method — average paids are displayed in the triangular format then projected to ultimate by accident period. This ultimate severity is then multiplied by the ultimate number of claims to be paid to estimate ultimate losses.

Column 4: B-F Paid Method — this method determines an expected amount of future paid loss development by accident period (age) then adds this amount to the actual paid-to-date future estimated ultimate loss for that accident period. This method was earlier referred to as modified paid method.

Column 5: Incurred Method -triangular projection of the incurred loss amounts to ultimate value

Column 6: Average Incurred method — average incurreds are displayed in the triangular format then projected to ultimate by accident period. This ultimate severity is then multiplied by the ultimate number of claims incurred to estimate ultimate losses.

Column 7: B-F incurred method — this method determines an expected amount of future incurred loss development by accident period (age) then adds this amount to the actual incurred-to-date future estimated ultimate loss for that accident period. This method was earlier referred to as modified incurred method.

Column 8: Case Inc’d Losses as of Feb-2001 — We show here the incurred (paid plus case reserves) losses by accident period as of the evaluation date; in this case Feb-2001. We take these amounts from the last diagonal of the incurred amount triangle.

Column 9: Paid Losses as of Feb-2001 — Paid loss amounts by accident period as of the evaluation date of Feb-2001 are shown here. We pull these amounts from the last diagonal of the paid amount triangle.

Column 10: Indicated Ultimate — These are selected indicated ultimate loss costs by accident period

Exhibit 8, Section B displays the different projections for the ultimate number of claims to be paid by accident period along with information regarding claims payment patterns and reporting patterns. There are eight columns shown in this section. Column 1 is the closure rate at the first evaluation as taken from the development triangle. You will recall from our prior discussion that closure rate is number of features closed with payment divided by the ultimate number of features to be paid. We use this information to identify whether or not there is a change in the time it takes to settle claims.

Column 2 shows the CWP rate (closed without payment) at the first evaluation point in the development triangle. The CWP rate equals the number of features closed without payment divided by the number of features recorded. We use this statistic to understand or identify any change in the reporting of claims to Progressive. In column 3 we show the indicated ultimate CWP rate. The ultimate CWP rate is used when determining the ultimate claim count projection.

Columns 4 through 7 are the results of the four projection methods we use to determine the ultimate number of features to be paid. They are a) paid count method b) closed with payment count method c) incurred count method and d) ultimate number of recorded counts times one minus the ultimate CWP rate method. The last projection, recorded*(1-CWP rate), is completed by projecting the ultimate number of features to be recorded by accident period then multiplying by the complement of the ultimate CWP rate.

Column 8 in section B is the selected ultimate number of claims to be paid by accident period. You will notice that in this example the selected ultimate number of claims to be paid column exactly matches the Recorded *(1-CWP) rate count method. This method is often selected (although not always) since the underlying number recorded data generally displays a consistent development pattern. Also, the CWP rate tends to be reasonably consistent with historical values.

Exhibit 8, Section C shows loss severities by accident period resulting from each of the six different estimation methods described in section A. Two indications, average paid (column 3) and average incurred (column 6), are the ultimate from the triangles of average severity values while the others are the projected ultimate loss amounts divided by the projected ultimate counts by accident period.

The lower portion of section C shows the change in the indicated ultimate severities from the prior accident period for each projection.

Exhibit 8, Section D, bottom right, is included to show growth statistics, earned premium (EP) and exposures (defined as earned car years (ECY)) for the segment under review. We show the calendar period earned premium, earned exposures and the average earned premium (EP/ECY’s = AEP). We also show the change in exposures from prior periods as well as the change in the average earned premium.

Exhibit 8, Section E contains our indicated ultimate frequency and severity by accident period. The frequency (f) is the ultimate number of claims to be paid divided by the number of earned exposures (# claims / # ECY’s = f). Severity (s) is our selected ultimate loss costs by accident period divided by the ultimate number of claims to be paid by accident period ($ loss / # claims = s).

The bottom portion of section E includes the indicated loss ratio (Indicated Ultimate $Loss/EP) and the Indicated Pure Premium (Indicated Ultimate$Loss/ECY’s).

Exhibit 8, Section F is the “Retrospective Comparison of Indicated Ultimates”. This table compares the selected ultimates made during this review to the selected ultimates we made the last time we reviewed the segment. The purpose for the comparison is to identify how much the current selection differs from the prior selections. We then decide if some or all of the accident period statistics need to be reviewed further in order to understand the changes we are seeing within the data.

Reviewing the information included on the summary:

We review the following data from exhibit 8 to help ensure our indication is reasonable:

•	The results of the six loss development methods. An ultimate loss for each accident period is then selected.

•	The range of the indications resulting from the different projections in section A. In this case the reserve adequacy ranges from a deficiency of $7.8 million (column 2) to a deficiency of $3.9 million (column 6). The range of the indicated ultimate loss costs is also reviewed for the last accident period. The example shows a range from $227.2 million (column 6) to $229.2 million (column 2).

•	The results of the four count development methods. An ultimate count for each accident period is then selected.

•	The closure rate over time to determine possible influences internal process changes have had on the paid projections. In section B, column 1, the closure rate for the last accident period is 90.0%. This is consistent with the historical values.

•	The CWP rates over time to determine possible influences process or reporting pattern changes may have on the incurred projections (section B, column 2).

•	The ultimate frequency (f) indication is also reviewed, section E, column 3, along with the trend (change over time, column 4). Does the change in frequency over time appear to be reasonable?

•	The indicated ultimate severity (section E, column 1). Changes in the accident period severity (s) are compared to other studies available and also to the expected annual trend.

•	The indicated ultimate severity (s) is compared to the projected value from the avg. paid (section C, column 3) and avg. incurred indications (section C, column 6). If there is a question about the ultimate severity, we will look at the change in severity resulting from each projection to give credence to our selected changes.

•	The retrospective comparison of indicated ultimates in section F to determine if we are changing our opinion significantly from our last review and if so, we review the underlying data which produced the change in the indication.

In studying the reserve indications, other triangles of several different statistics are reviewed including the following:

•	a triangle showing the average adjusters case reserves to see if the adequacy of the case reserves is changing

•	triangles showing our paid to date amount divided by our selected ultimate loss

•	triangles showing our adjuster incurred to date divided by our selected ultimate losses

The three triangles mentioned immediately above are not shown in this report.

Case Reserve Review

The data used in the summary discussed above is sorted by accident period. Indications based on data sorted by record date are also reviewed. Record date indications project ultimate costs for the claims that have been recorded to date (i.e. it only includes reserves for know claims) and is needed to project total needed case reserves. Exhibit 9 shows the parameters that are compared and contrasted. Many are similar to the summary for the accident period review. The primary difference between the accident period and record period review summaries is that exposure and premium data are not included: Frequency, loss ratio or pure premium are not included on the record period summary because it is not appropriate to relate record period losses to the exposure and premium statistics.

The sections are labeled according to the information included and are consistent with the prior summary page for the accident period analysis.

      Section A – six projections of ultimate cost by record period

      Section B – projection of the ultimate number of claims to be paid by record period

      Section C – indicated severities by record period for each projection method

      Section D – intentionally left blank as mentioned above

      Section E – ultimate severity by record period, again there is no frequency, loss ratio or pure premium statistics included

      Section F – retrospective comparison of indicated ultimates

Our approach for reviewing the record period analysis is similar to the review of the accident period projections. The range of indications is studied. The range of the indicated cost for the last record period shown is also reviewed. Here, the range is from $222.9 million (section A, column 3) to $223.5 million (section A, column 2). A selection is then made and document it in the column entitled “indicated ultimate” (section A, column 10).

The results in Section B are also reviewed by studying the range of the indication for the ultimate number of claims to be paid by record period. The CWP rate is reviewed to note if any change in pattern appears.

The next step is to look at the ultimate severities (section E) by record period and note any unusual trends. The case incurred loss total (Section A column 8) is compared to total indicated ultimate (Section A column 10). In exhibit 9 compare $1.766 billion to the total indicated ultimates of $1.763 billion. The results of this comparison tell us that the case reserves are expected to develop downward by approximately $3.0 million.

Next look at the incurred method projection total of $1.763 billion (exhibit 9, column 5). Historical development suggests that downward development will occur. Finally, review of the retrospective comparison (exhibit 9, section F) of indicated values may point toward a particular record period that may need to be reviewed for some unexpected emerging development.

In the example shown here, the indicated required reserve is $31.4 million (Section A, column 10). Carried reserves are $29.8 million indicating a deficiency of $1.6 million, or about 5%.

IBNR Reserve

Exhibit 10 through exhibit 15 show the calculations for the IBNR reserve projection. The data for IBNR analyses is organized into record lag periods following the accident date. This format, record within accident period reports, separates all losses from a particular accident quarter into lag groups according to the quarter in which the loss is recorded.

In defining a lag group please refer to the attached exhibit 10; the development triangle of recorded claim count for the appropriate accident quarters. The numbers in the first column are considered claims reported in lag-group 0. The reason this is labeled as lag 0 is that these claims were reported in the period they occurred, therefore, no lag exists. The difference in the counts shown in column 2 and column 1 is the number of claims belonging to lag-group 1 because these counts are considered to be recorded one quarter late. The number of claims in the lag group 2 column are considered to be the number of claims reported 2 quarters late. The same logic applies for lag groups 3, 4, 5, 6 etc. Ultimate loss cost are then projected for each lag-group by accident quarter. The development of the loss amounts for each lag-group for a particular accident quarter is the changing valuation of a finite set of claims.

From exhibit 10, the number of claims recorded in the first column for accident quarter ending May, 2000 is 86,802. In projecting the ultimate cost of these lag-group 0 claims the cost of only these 86,802 claims is tracked. The number shown in column 2 is 90,012 which is greater than the column 1 value by 3,210 which are the total lag-group 1 claims for this accident quarter. The cost of these 3,210 claims are developed to ultimates to determine lag group 1 costs.

Exhibits 11 and 12 show the development triangles for lag-group 1 and lag-group 2 incurred losses as examples of this projection. You should note that the triangles are truncated at the tenth evaluation column for display purposes. The calculated link or development factors from the history shown are included. At the bottom of the exhibits different averages of the historical development factors are shown, then the selected incremental loss development factors are shown. The selected factor is the expectation of how the amounts will develop during the next period. Finally, the cumulative development factor (i.e. the product of all preceding incremental factors) is shown which when applied to the figures in the last diagonal of the triangle provides the projected ultimate cost for the applicable accident quarter.

Exhibit 11, lag group 1, shows at the bottom of the first column averages of the historical loss development factors ranging from 0.964 to 0.973. The selected incremental factor is 0.964. When the selected factor is applied to the cumulative factor in the second column of 0.989 it calculates a cumulative factor of 0.954.

By multiplying 0.954 by the figure in the last diagonal located in first column (9,391,582) gives us the projected ultimate cost for accident quarter ending Nov-2000 lag-group 1 losses of $8,959,569 shown at the very bottom of the page as well as on the right hand side of the exhibit.

If you followed these steps for lag-group 1 loss projections, you can apply the same steps for lag-group 2 loss development as shown in exhibit 12. By doing this, you will determine that the projected ultimate cost for accident quarter ending Aug.-2000 lag-group 2 losses are $1,880,756.

Once the ultimate loss cost by accident quarter and lag-group are projected, we then array the numbers as shown in the top triangle on exhibit 13, “Incurred Losses Quarterly Lag 0-7 Emergence IBNR Analysis”. Note the amount shown at the bottom of the column labeled 1 (lag-group 1) is $8,959,569. Lag-group 2 is $1,880,756. These results come directly from Exhibits 11 and 12 previously reviewed.

Now that past projected IBNR losses for individual accident periods have been obtained, estimates for future emergence of IBNR losses must be projected. To do this, you must inflate past costs to current dollars because these losses were incurred during a prior period and are not stated in current dollars. Inflated incurred losses are shown in the triangle on the bottom portion of exhibit 13. For accident quarter Aug-2000, lag group 1, the ultimate of $8,396,780 inflated forward one quarter at an annual rate of 4.5% equals $8,489,690.

Next, calculate pure premiums by dividing the losses by earned car years (ECY’s) to relate the losses from each accident period on a consistent basis. These pure premiums are as shown on exhibit 14. Once the pure premium is calculated, an average pure premium is selected for each lag-group.

In exhibit 14 the selected pure premium for each lag-group in current dollars are inflated to the future points in time when they are expected to emerge. For the most recent accident quarter ending Feb-2001, we expect $11.379 ($11.255 inflated by the annual rate of 4.5%: = 11.255 * (1.045) raised to the power of .25) to emerge one quarter late for every earned car year in the quarter ending Feb-2001. Subsequent IBNR loss amounts per earned car year, inflated into the future, are displayed. Note that no IBNR pure premium is required for lag-period one for the quarter ending Nov-2000, as these losses have already been recorded at Feb-2001. The same reasoning applies to the other blank cells shown in the exhibit.

The far right column in exhibit 14 is the sum of all inflated expected future pure premiums for late reported claims by accident period. Only the first seven quarters are displayed, but this calculation is carried out up to six years of lag.

In the following exhibit 15, the total future pure premiums (PP) for expected IBNR are converted to earned premium factors. The product of PP and earned exposures equals the required IBNR. By dividing the required IBNR by the earned premium it will provide the required IBNR factors (column 5). Next, convert to earned premium factors for the calculation of IBNR going forward to accommodate any short-term shifts in product mix that would not otherwise appear in exposure data. Required IBNR factors are then compared to the current factors to assist in determining a new set of selected factors to establish our IBNR reserve.

IBNR loss emergence during the last 6 months (since Aug-2000) of $18,130,936, are shown by accident quarter in column 7. These late reported losses plus future expected emergence for accidents prior to Aug-2000, equals $30,236,912. This amount is labeled “Six Mth Runoff Estimate #1”. The future expected emergence for accidents prior to and including Aug-2000 equals the total expected emergence minus the expected emergence for accident quarters ending Nov-2000 and Feb-2001, ($34,584,463 - $6,485,294 - $15,993,193 = $12,105,976). In other words, the IBNR estimate of $30,236,912 = $18,130,936 + 12,105,976. This IBNR reserve amount is compared to the carried IBNR reserve six months prior.

Columns 8 and 9 in exhibit 15 develop estimated required IBNR factors using a similar approach as the one just discussed (i.e. emerged since Aug-2000) only we take an average of the amounts emerging during the last three six month periods.

Reconciliation of the Ultimate Value

Exhibit 15 develops an indicated needed IBNR amount of $34,584,463. The record period analysis generated an indicated total needed case reserves of $31,425,000 which, together indicates total needed reserves of $66.0 million. The result of the accident period review was a total needed reserve amount of $65.1 million. These two approaches are reasonably close, within 1.5% of each other.

In the example above, with an difference of 1.5%, we will generally accept a level of carried reserves between the two amounts ($65.1 million and $66.0 million). However, if the difference is greater than 5%, we will typically do additional analyses to explain differences between the accident period indication and the sum of the record and IBNR indication. Part of any discrepancy may be due to open claims included in the record period analysis that are not, by definition, included in the accident period analysis. By increasing the number of years included in the analysis we can reduce this bias. Another reason may be a changing frequency of late reported claims.

We will conclude the case study here. We trust that the reader has gained insight and a full appreciation of the level of knowledge and detail that is applied to the reserving process at Progressive.

Countrywide X Auto as of February 28, 2001

Exhibit 8
ACCIDENT PERIOD ANALYSIS — ZERO RUNOFF

Section A

Column #	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)
	Semiannual		Avg	B-F		Avg	B-F	Case Inc’d	Paid
	Accident	Paid	Paid	Paid	Incurred	Incurred	Incurred	Loss as of	Loss as of
	Periods	Method	Method	Method	Method	Method	Method	02/28/2001	02/28/2001	Indicated
	Ending	Ult ($000)	Ult ($000)	Ult ($000)	Ult ($000)	Ult ($000)	Ult ($000)	($000)	($000)	Ultimate

	Aug-94	50,160	50,155	50,160	50,160	50,155	50,160	50,160	50,160	50,160
	Feb-95	66,227	66,228	66,227	66,227	66,228	66,227	66,227	66,227	66,228
	Aug-95	76,527	76,517	76,527	76,527	76,517	76,527	76,527	76,527	76,527
	Feb-96	84,899	84,891	84,899	84,928	84,937	84,928	84,928	84,881	84,928
	Aug-96	83,102	83,100	83,102	83,095	83,100	83,095	83,101	83,077	83,101
	Feb-97	93,967	93,954	93,967	93,973	93,954	93,973	93,991	93,934	93,991
	Aug-97	108,819	108,796	108,819	108,814	108,796	108,814	108,834	108,762	108,834
	Feb-98	126,612	126,594	126,612	126,553	126,529	126,553	126,583	126,481	126,583
	Aug-98	134,107	133,909	134,106	133,826	133,838	133,826	133,788	133,582	133,935
	Feb-99	149,979	149,734	149,979	149,685	149,659	149,685	149,555	149,165	149,787
	Aug-99	173,364	173,129	173,363	172,944	172,871	172,945	172,381	171,756	173,285
	Feb-2000	202,912	202,621	202,910	202,412	202,427	202,416	200,448	199,136	202,814
	Aug-2000	214,407	214,599	214,412	213,924	214,095	213,940	208,102	204,735	214,473
	Feb-2001	229,231	227,244	229,015	228,393	227,244	228,379	207,642	179,418	228,251
	Total	1,794,313	1,791,472	1,794,097	1,791,462	1,790,350	1,791,468	1,762,267	1,727,840	1,792,897
	Paid Loss	1,727,840	1,727,840	1,727,840	1,727,840	1,727,840	1,727,840			1,727,840

Required Reserve		66,473	63,631	66,257	63,622	62,510	63,628			65,057
Held Reserve		58,616	58,616	58,616	58,616	58,616	58,616			58,616
Reserve Adequacy		(7,857)	(5,015)	(7,641)	(5,006)	(3,894)	(5,012)			(6,441)

Section B

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
						Recorded
		Indicated		Closed		*(1-CWP
		Ultimate	Paid	w/Pay	Incurred	Rate)	Indicated
CWP Rate	CWP Rate	CWP	Counts	Counts	Counts	Counts	Ultimate
@6 months	@6 months	Rate	Method	Method	Method	Method	Counts

88.2%	26.0%	28.5%	29,468	29,468	29,468	29,468	29,468
89.5%	27.3%	29.8%	37,976	37,976	37,976	37,975	37,975
89.4%	26.8%	29.3%	42,772	42,772	42,772	42,771	42,771
89.8%	26.9%	29.5%	46,538	46,538	46,541	46,541	46,541
87.8%	27.5%	30.3%	44,277	44,277	44,276	44,273	44,273
88.1%	29.1%	32.0%	49,714	49,714	49,712	49,711	49,711
87.6%	30.5%	33.2%	56,847	56,848	56,844	56,842	56,842
90.9%	31.9%	33.9%	65,536	65,537	65,530	65,525	65,525
90.6%	31.3%	33.3%	70,639	70,638	70,635	70,627	70,627
90.1%	33.4%	35.5%	75,502	75,504	75,487	75,471	75,471
89.6%	37.2%	39.6%	86,188	86,190	86,161	86,134	86,134
90.8%	42.3%	44.1%	96,637	96,643	96,577	96,578	96,578
89.5%	43.2%	45.2%	100,982	100,927	100,814	100,893	100,893

90.0%	43.4%	45.2%	105,963	105,596	105,722	104,914	104,914
			909,039	908,628	908,515	907,723	907,723

Countrywide X Auto as of February 28, 2001

Exhibit 8
ACCIDENT PERIOD ANALYSIS — ZERO RUNOFF — Continued

Section C

Column #	(1)	(2)	(3)	(4)	(5)	(6)	(7)
	Semiannual
	Accident		Avg	B-F		Avg	B-F
	Periods	Paid	Paid	Paid	Incurred	Incurred	Incurred
	Ending	Severity	Severity	Severity	Severity	Severity	Severity

	Aug-94	1,702	1,702	1,702	1,702	1,702	1,702
	Feb-95	1,744	1,744	1,744	1,744	1,744	1,744
	Aug-95	1,789	1,789	1,789	1,789	1,789	1,789
	Feb-96	1,824	1,824	1,824	1,825	1,825	1,825
	Aug-96	1,877	1,877	1,877	1,877	1,877	1,877
	Feb-97	1,890	1,890	1,890	1,890	1,890	1,890
	Aug-97	1,914	1,914	1,914	1,914	1,914	1,914
	Feb-98	1,932	1,932	1,932	1,931	1,931	1,931
	Aug-98	1,899	1,896	1,899	1,895	1,895	1,895
	Feb-99	1,987	1,984	1,987	1,983	1,983	1,983
	Aug-99	2,013	2,010	2,013	2,008	2,007	2,008
	Feb-2000	2,101	2,098	2,101	2,096	2,096	2,096
	Aug-2000	2,125	2,127	2,125	2,120	2,122	2,120
	Feb-2001	2,185	2,166	2,183	2,177	2,166	2,177
	Total

Semiannual		Change in	Change in		Change in	Change in
Accident	Change in	Avg	B-F	Change in	Avg	B-F
Periods	Paid	Paid	Paid	Incurred	Incurred	Incurred
Ending	Severity	Severity	Severity	Severity	Severity	Severity

Aug-94	NA	NA	NA	NA	NA	NA
Feb-95	2.5%	2.5%	2.5%	2.5%	2.5%	2.5%
Aug-95	2.6%	2.6%	2.6%	2.6%	2.6%	2.6%
Feb-96	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
Aug-96	2.9%	2.9%	2.9%	2.9%	2.8%	2.9%
Feb-97	0.7%	0.7%	0.7%	0.7%	0.7%	0.7%
Aug-97	1.3%	1.3%	1.3%	1.3%	1.3%	1.3%
Feb-98	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%
Aug-98	-1.7%	-1.9%	-1.7%	-1.9%	-1.9%	-1.9%
Feb-99	4.7%	4.6%	4.7%	4.7%	4.6%	4.7%
Aug-99	1.3%	1.3%	1.3%	1.2%	1.2%	1.2%
Feb-2000	4.4%	4.4%	4.4%	4.4%	4.4%	4.4%
Aug-2000	1.1%	1.4%	1.1%	1.2%	1.2%	1.2%
Feb-2001	2.8%	1.8%	2.7%	2.7%	2.1%	2.7%
Total

Section D

Earned		Change in		Change
Premium	Earned	Earned		In
($000)	Exposures	Exposures	Avg EP	Avg EP

89,251	422,904		211
98,904	508,182	20.2%	195	-7.8%
109,715	594,217	16.9%	185	-5.1%
111,725	601,429	1.2%	186	0.6%
119,401	624,412	3.8%	191	2.9%
131,031	671,355	7.5%	195	2.1%
156,037	790,363	17.7%	197	1.2%
183,355	922,102	16.7%	199	0.7%
204,961	1,022,919	10.9%	200	0.8%
217,902	1,082,352	5.8%	201	0.5%
246,091	1,229,677	13.6%	200	-0.6%
274,950	1,403,549	14.1%	196	-2.1%
303,192	1,570,679	11.9%	193	-1.5%
325,232	1,679,639	6.9%	194	0.3%
2,571,746	13,123,779

Section E

(1)	(2)	(3)	(4)

Indicated	Change	Indicated	Change
Ultimate	In	Ultimate	In
Severity	Severity	Frequency	Frequency

1,702		6.97%
1,744	2.5%	7.47%	7.2%
1,789	2.6%	7.20%	-3.7%
1,825	2.0%	7.74%	7.5%
1,877	2.9%	7.09%	-8.4%
1,891	0.7%	7.40%	4.4%
1,915	1.3%	7.19%	-2.9%
1,932	0.9%	7.11%	-1.2%
1,896	-1.8%	6.90%	-2.8%
1,985	4.7%	6.97%	1.0%
2,012	1.4%	7.00%	0.5%
2,100	4.4%	6.88%	-1.8%
2,126	1.2%	6.42%	-6.6%
2,176	2.3%	6.25%	-2.8%

Indicated	Indicated
Loss	Pure
Ratio	Premium

56.2%	119
67.0%	130
69.8%	129
76.0%	141
69.6%	133
71.7%	140
69.7%	138
69.0%	137
65.3%	131
68.7%	138
70.4%	141
73.8%	145
70.7%	137
70.2%	136

69.7%	137

Section F

RETROSPECTIVE COMPARISON OF INDICATED ULTIMATES

Semiannual	Ultimate	Semiannual	Est Ult	Ultimate
Accident	Loss at	Accident	Loss at	Loss at
Periods	11/30/1999	Periods	11/30/1999	02/28/2001	Change
Ending	($000)	Ending	($000)	($000)	($000)

Apr-94	40,318	Aug-94	50,426	50,160	(266)
Oct-94	55,479	Feb-95	66,328	66,228	(101)
Apr-95	71,753	Aug-95	76,902	76,527	(375)
Oct-95	79,477	Feb-96	82,871	84,928	2,057
Apr-96	84,568	Aug-96	84,073	83,101	(973)
Oct-96	83,826	Feb-97	95,763	93,991	(1,772)
Apr-97	101,731	Aug-97	108,771	108,834	63
Oct-97	112,291	Feb-98	120,002	126,583	6,581
Apr-98	123,857	Aug-98	140,340	133,935	(6,405)
Oct-98	148,582	Feb-99	148,019	149,787	1,768
Apr-99	147,738	Aug-99	173,687	173,285	(401)
Oct-99	186,662	Feb-2000	200,606	202,814	2,208
Apr-2000	207,579	Aug-2000	213,901	214,473	572
Oct-2000	217,061	Feb-2001	NA	228,251	NA
Total 13 sem	NA		1,561,690	1,564,647	2,957
Total	1,660,922		NA	1,792,897	NA

Countrywide X Auto as of February 28, 2001

Exhibit 9
RECORD PERIOD ANALYSIS — ZERO RUNOFF

Section A

Column #	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)
								Adjuster
	Semiannual		Avg	B-F		Avg	B-F	Case Inc’d	Paid
	Accident	Paid	Paid	Paid	Incurred	Incurred	Incurred	Loss as of	Loss as of
	Periods	Method	Method	Method	Method	Method	Method	02/28/2001	02/28/2001	Indicated
	Ending	Ult ($000)	Ult ($000)	Ult ($000)	Ult ($000)	Ult ($000)	Ult ($000)	($000)	($000)	Ultimate

	Aug-94	49,101	49,101	49,101	49,101	49,101	49,101	49,101	49,101	49,101
	Feb-95	64,709	64,709	64,709	64,709	64,709	64,709	64,709	64,709	64,709
	Aug-95	74,983	74,981	74,983	74,983	74,981	74,983	74,983	74,983	74,983
	Feb-96	83,804	83,808	83,804	83,834	83,834	83,834	83,834	83,804	83,834
	Aug-96	81,391	81,392	81,391	81,391	81,391	81,391	81,392	81,390	81,391
	Feb-97	92,678	92,671	92,678	92,676	92,671	92,676	92,678	92,676	92,676
	Aug-97	105,495	105,495	105,495	105,521	105,518	105,521	105,529	105,492	105,507
	Feb-98	126,978	126,973	126,978	127,014	127,009	127,014	127,034	126,970	126,994
	Aug-98	131,328	131,306	131,328	131,273	131,260	131,273	131,284	131,190	131,295
	Feb-99	148,597	148,553	148,597	148,491	148,471	148,491	148,518	148,400	148,533
	Aug-99	169,402	169,321	169,402	169,255	169,210	169,255	169,353	169,073	169,307
	Feb-2000	200,929	200,854	200,929	200,726	200,711	200,726	200,891	200,026	200,812
	Aug-2000	210,924	210,838	210,924	210,480	210,606	210,480	210,490	207,637	210,709
	Feb-2001	223,481	222,934	223,447	223,213	223,192	223,213	226,302	196,223	223,247

	Total	1,763,799	1,762,936	1,763,765	1,762,667	1,762,663	1,762,667	1,766,100	1,731,673	1,763,099
	Paid Loss	1,731,673	1,731,673	1,731,673	1,731,673	1,731,673	1,731,673			1,731,673

Required Reserve		32,126	31,263	32,092	30,994	30,989	30,994			31,425
Held Reserve		29,833	29,833	29,833	29,833	29,833	29,833			29,833
Reserve Adequacy		(2,293)	(1,430)	(2,258)	(1,161)	(1,156)	(1,160)			(1,592)

Section B

(1)	(2)	(3)	(4)	(5)	(6)	(7)
					Recorded
	Indicated		Closed		*(1-CWP
	Ultimate	Paid	w/Pay	Incurred	Rate)	Indicated
CWP Rate	CWP	Counts	Counts	Counts	Counts	Ultimate
@6 months	Rate	Method	Method	Method	Method	Counts

26.2%	28.6%	29,221	29,221	29,221	29,221	29,221
27.4%	29.7%	37,702	37,702	37,702	37,702	37,702
27.0%	29.2%	42,496	42,496	42,496	42,495	42,495
27.1%	29.3%	46,361	46,361	46,363	46,363	46,363
27.8%	30.4%	43,814	43,814	43,815	43,815	43,815
29.2%	31.9%	49,643	49,644	49,642	49,639	49,639
30.6%	33.2%	56,179	56,180	56,181	56,179	56,179
32.0%	33.9%	66,459	66,460	66,459	66,457	66,457
31.3%	33.3%	70,444	70,443	70,439	70,432	70,432
33.4%	35.4%	75,219	75,220	75,208	75,197	75,197
37.2%	39.5%	85,782	85,784	85,764	85,741	85,741
42.3%	44.0%	96,434	96,440	96,405	96,398	96,398
43.2%	45.2%	100,498	100,502	100,397	100,457	100,457
43.3%	45.2%	105,045	104,838	104,669	104,659	104,659

		905,297	905,105	904,761	904,755	904,755

Countrywide X Auto as of February 28, 2001

Exhibit 9
RECORD PERIOD ANALYSIS — ZERO RUNOFF -- Continued

Section C

Column #	(1)	(2)	(3)	(4)	(5)	(6)	(7)
	Semiannual
	Accident		Avg	B-F		Avg	B-F
	Periods	Paid	Paid	Paid	Incurred	Incurred	Incurred
	Ending	Severity	Severity	Severity	Severity	Severity	Severity

	Aug-94	1,680	1,680	1,680	1,680	1,680	1,680
	Feb-95	1,716	1,716	1,716	1,716	1,716	1,716
	Aug-95	1,765	1,764	1,765	1,765	1,764	1,765
	Feb-96	1,808	1,808	1,808	1,808	1,808	1,808
	Aug-96	1,858	1,858	1,858	1,858	1,858	1,858
	Feb-97	1,867	1,867	1,867	1,867	1,867	1,867
	Aug-97	1,878	1,878	1,878	1,878	1,878	1,878
	Feb-98	1,911	1,911	1,911	1,911	1,911	1,911
	Aug-98	1,865	1,864	1,865	1,864	1,864	1,864
	Feb-99	1,976	1,976	1,976	1,975	1,974	1,975
	Aug-99	1,976	1,975	1,976	1,974	1,974	1,974
	Feb-2000	2,084	2,084	2,084	2,082	2,082	2,082
	Aug-2000	2,100	2,099	2,100	2,095	2,096	2,095
	Feb-2001	2,135	2,130	2,135	2,133	2,133	2,133

	Total

Semiannual		Change in	Change in		Change in	Change in
Accident	Change in	Avg	B-F	Change in	Avg	B-F
Periods	Paid	Paid	Paid	Incurred	Incurred	Incurred
Ending	Severity	Severity	Severity	Severity	Severity	Severity

Aug-94	NA	NA	NA	NA	NA	NA
Feb-95	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%
Aug-95	2.8%	2.8%	2.8%	2.8%	2.8%	2.8%
Feb-96	2.4%	2.4%	2.4%	2.5%	2.5%	2.5%
Aug-96	2.8%	2.8%	2.8%	2.7%	2.7%	2.7%
Feb-97	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%
Aug-97	0.6%	0.6%	0.6%	0.6%	0.6%	0.6%
Feb-98	1.7%	1.7%	1.7%	1.8%	1.8%	1.8%
Aug-98	-2.4%	-2.4%	-2.4%	-2.5%	-2.5%	-2.5%
Feb-99	6.0%	6.0%	6.0%	5.9%	5.9%	5.9%
Aug-99	-0.0%	-0.0%	-0.0%	-0.0%	-0.0%	-0.0%
Feb-2000	5.5%	5.5%	5.5%	5.5%	5.5%	5.5%
Aug-2000	0.7%	0.7%	0.7%	0.6%	0.7%	0.6%
Feb-2001	1.7%	1.5%	1.7%	1.8%	1.7%	1.8%

Total

Countrywide X Auto as of February 28, 2001

Exhibit 9
RECORD PERIOD ANALYSIS — ZERO RUNOFF -- Continued

Section D

Section D Intentionally Left Blank

Section E

(1)	(2)
Indicated	Change
Ultimate	In
Severity	Severity

1,680
1,716	2.1%
1,765	2.8%
1,808	2.5%
1,858	2.7%
1,867	0.5%
1,878	0.6%
1,911	1.8%
1,864	-2.4%
1,975	6.0%
1,975	-0.0%
2,083	5.5%
2,097	0.7%
2,133	1.7%

Section F

RETROSPECTIVE COMPARISON OF INDICATED ULTIMATES

	Semiannual	Ultimate	Semiannual	Ultimate	Ultimate
	Accident	Loss at	Accident	Loss at	Loss at
	Periods	11/30/1999	Periods	11/30/1999	02/28/2001	Change
	Ending	($000)	Ending	($000)	($000)	($000)

	34102	40,318	Aug-94	50,426	49,101	(1,325)
	34286	55,479	Feb-95	66,328	64,709	(1,619)
	34470	71,753	Aug-95	76,902	74,983	(1,919)
	34654	79,477	Feb-96	80,616	83,834	3,218
	34838	81,186	Aug-96	80,711	81,391	680
	35022	80,473	Feb-97	91,932	92,676	744
	35206	97,662	Aug-97	104,420	105,507	1,087
	35390	107,800	Feb-98	115,202	126,994	11,792
	35574	118,903	Aug-98	138,689	131,295	(7,394)
	35758	148,582	Feb-99	148,019	148,533	514
	35942	147,738	Aug-99	173,687	169,307	(4,380)
	36126	186,662	Feb-2000	200,606	200,812	206
	36310	207,579	Aug-2000	206,665	210,709	4,043
	36494	206,208	Feb-2001	NA	223,247	NA

Total	13 sem	1,629,818		1,534,203	1,763,099	5,648

Exhibit 10

Countrywide X Auto as of February 28, 2001

Semiannual
Accident
Periods	RECORDED FEATURE COUNT - ACCIDENT PERIOD ANALYSIS
Ending	1	2	3	4	5	6	7	8	9	10

May-96	28,339	30,243	30,464	30,555	30,629	30,665	30,693	30,711	30,725	30,731
Aug-96	29,928	32,283	32,520	32,637	32,699	32,736	32,759	32,773	32,780	32,784
Nov-96	32,117	35,074	35,423	35,555	35,633	35,669	35,688	35,711	35,729	35,737
Feb-97	34,419	36,722	37,038	37,169	37,237	37,271	37,291	37,302	37,312	37,319
May-97	37,378	40,364	40,649	40,801	40,878	40,933	40,968	40,991	41,004	41,016
Aug-97	40,113	43,398	43,722	43,871	43,958	43,993	44,023	44,042	44,059	44,070
Nov-97	43,120	47,048	47,400	47,551	47,619	47,667	47,698	47,717	47,732	47,744
Feb-98	48,987	50,621	50,941	51,075	51,147	51,193	51,225	51,241	51,256	51,268
May-98	49,835	51,629	51,958	52,121	52,227	52,273	52,298	52,316	52,338	52,352
Aug-98	50,931	52,740	53,083	53,254	53,350	53,397	53,439	53,455	53,474	53,481
Nov-98	53,942	55,915	56,320	56,493	56,606	56,651	56,687	56,713	56,728	56,739
Feb-99	57,242	59,305	59,688	59,881	59,974	60,045	60,092	60,125	60,146
May-99	62,839	65,398	65,813	66,008	66,127	66,196	66,239	66,267
Aug-99	72,684	75,257	75,717	75,947	76,074	76,132	76,162
Nov-99	79,905	82,812	83,292	83,500	83,618	83,683
Feb-2000	84,910	87,708	88,155	88,370	88,488
May-2000	86,802	90,012	90,496	90,683
Aug-2000	88,351	91,655	92,117
Nov-2000	88,763	92,402
Feb-2001	93,218

Semiannual
Accident	RECORDED INCREMENTAL FEATURE COUNT - ACCIDENT PERIOD ANALYSIS
Periods	Lag Grp 0	Lag Grp 1	Lag Grp 2	Lag Grp 3	Lag Grp 4	Lag Grp 5	Lag Grp 6	Lag Grp 7	Lag Grp 8	Lag Grp 9
Ending	1	2	3	4	5	6	7	8	9	10

May-96	28,339	1,904	221	91	74	36	28	18	14	6
Aug-96	29,928	2,355	237	117	62	37	23	14	7	4
Nov-96	32,117	2,957	349	132	78	36	19	23	18	8
Feb-97	34,419	2,303	316	131	68	34	20	11	10	7
May-97	37,378	2,986	285	152	77	55	35	23	13	12
Aug-97	40,113	3,285	324	149	87	35	30	19	17	11
Nov-97	43,120	3,928	352	151	68	48	31	19	15	12
Feb-98	48,987	1,634	320	134	72	46	32	16	15	12
May-98	49,835	1,794	329	163	106	46	25	18	22	14
Aug-98	50,931	1,809	343	171	96	47	42	16	19	7
Nov-98	53,942	1,973	405	173	113	45	36	26	15	11
Feb-99	57,242	2,063	383	193	93	71	47	33	21
May-99	62,839	2,559	415	195	119	69	43	28
Aug-99	72,684	2,573	460	230	127	58	30
Nov-99	79,905	2,907	480	208	118	65
Feb-2000	84,910	2,798	447	215	118
May-2000	86,802	3,210	484	187
Aug-2000	88,351	3,304	462
Nov-2000	88,763	3,639
Feb-2001	93,218

Exhibit 11

Countrywide X Auto as of February 28, 2001

Quarterly
Record	INCURRED LOSSES QUARTERLY LAG 1 - IBNR ANALYSIS
Periods
Ending	1	2	3	4	5	6	7	8	9	10	Ultimate

May-96	3,565,510	3,501,278	3,470,132	3,454,204	3,416,983	3,415,004	3,424,862	3,442,903	3,439,493	3,437,569	3,437,569
Aug-96	4,409,344	4,286,490	4,239,093	4,189,919	4,185,440	4,184,583	4,182,448	4,179,948	4,185,870	4,185,870	4,184,110
Nov-96	5,493,238	5,241,111	5,199,503	5,190,654	5,191,756	5,186,402	5,186,252	5,186,152	5,186,127	5,186,127	5,182,672
Feb-97	4,506,067	4,279,284	4,239,422	4,255,017	4,234,543	4,232,148	4,230,220	4,230,324	4,227,966	4,225,943	4,222,662
May-97	5,559,617	5,308,146	5,286,386	5,286,034	5,279,481	5,275,988	5,249,070	5,253,604	5,243,604	5,243,604	5,242,462
Aug-97	6,046,692	5,807,174	5,785,475	5,788,650	5,783,227	5,778,288	5,783,675	5,785,740	5,785,849	5,778,530	5,776,046
Nov-97	7,375,863	7,254,442	7,238,616	7,206,675	7,189,864	7,190,336	7,200,237	7,182,011	7,181,496	7,178,855	7,178,631
Feb-98	4,524,973	4,382,121	4,351,051	4,341,804	4,345,496	4,337,016	4,335,225	4,340,802	4,340,802	4,340,802	4,340,389
May-98	4,792,251	4,650,335	4,621,616	4,619,637	4,606,569	4,605,889	4,602,679	4,602,702	4,599,227	4,597,525	4,596,326
Aug-98	5,319,925	5,171,438	5,153,475	5,152,848	5,132,983	5,125,691	5,136,179	5,135,288	5,132,882	5,132,882	5,131,221
Nov-98	5,717,023	5,541,913	5,507,431	5,485,960	5,487,093	5,481,759	5,479,126	5,481,413	5,480,413		5,476,940
Feb-99	5,289,611	5,164,677	5,158,963	5,157,648	5,154,384	5,149,230	5,156,941	5,156,345			5,150,553
May-99	6,136,849	5,952,047	5,944,489	5,923,950	5,933,121	5,921,047	5,927,235				5,920,658
Aug-99	7,526,664	7,260,942	7,254,458	7,257,132	7,242,577	7,228,749					7,225,518
Nov-99	8,659,826	8,526,548	8,480,201	8,489,165	8,476,791						8,463,078
Feb-2000	7,273,274	7,052,120	7,076,164	7,081,966							7,063,284
May-2000	8,236,681	7,919,480	7,927,062								7,885,687
Aug-2000	8,703,268	8,489,973									8,396,780
Nov-2000	9,391,582										8,959,569

	1-2	2-3	3-4	4-5	5-6	6-7	7-8	8-9	9-10	10-11

May-96	0.982	0.991	0.995	0.989	0.999	1.003	1.005	0.999	0.999	1.000
Aug-96	0.972	0.989	0.988	0.999	1.000	0.999	0.999	1.001	1.000	1.000
Nov-96	0.954	0.992	0.998	1.000	0.999	1.000	1.000	1.000	1.000	1.000
Feb-97	0.950	0.991	1.004	0.995	0.999	1.000	1.000	0.999	1.000	1.000
May-97	0.955	0.996	1.000	0.999	0.999	0.995	1.001	0.998	1.000	1.000
Aug-97	0.960	0.996	1.001	0.999	0.999	1.001	1.000	1.000	0.999	1.000
Nov-97	0.984	0.998	0.996	0.998	1.000	1.001	0.997	1.000	1.000	1.000
Feb-98	0.968	0.993	0.998	1.001	0.998	1.000	1.001	1.000	1.000	1.000
May-98	0.970	0.994	1.000	0.997	1.000	0.999	1.000	0.999	1.000	1.000
Aug-98	0.972	0.997	1.000	0.996	0.999	1.002	1.000	1.000	1.000
Nov-98	0.969	0.994	0.996	1.000	0.999	1.000	1.000	1.000
Feb-99	0.976	0.999	1.000	0.999	0.999	1.001	1.000
May-99	0.970	0.999	0.997	1.002	0.998	1.001
Aug-99	0.965	0.999	1.000	0.998	0.998
Nov-99	0.985	0.995	1.001	0.999
Feb-2000	0.970	1.003	1.001
May-2000	0.961	1.001
Aug-2000	0.975

Straight Avg	0.964	0.994	0.997	0.998	0.999	1.000	1.000	1.000	1.000	1.000
Avg x HiLo	0.965	0.994	0.997	0.998	0.999	1.000	1.000	1.000	1.000	1.000
Wtd Avg All	0.967	0.995	0.998	0.998	0.999	1.000	1.000	1.000	1.000	1.000
Avg Last 8	0.971	0.998	0.999	0.999	0.999	1.001	1.000	1.000	1.000	1.000
Wt Avg.8	0.972	0.998	0.999	0.999	0.999	1.001	1.000	1.000	1.000	1.000
Avg Last 4	0.973	1.000	1.000	0.999	0.999	1.001	1.000	1.000	1.000	1.000
Wt Avg.4	0.973	0.999	1.000	0.999	0.998	1.001	1.000	1.000	1.000	1.000

Select	0.964	0.994	0.997	0.999	0.999	1.001	1.000	1.000	1.000	1.000
Cumulative	0.954	0.989	0.995	0.997	0.998	1.000	0.999	0.999	0.999	1.000

Ultimate Loss	8,959,569	8,396,780	7,885,687	7,063,284	8,463,078	7,225,518	5,920,658	5,150,553	5,476,940	5,131,221

Exhibit 12

Countrywide X Auto as of February 28, 2001

Quarterly
Record
Periods	INCURRED LOSSES QUARTERLY LAG 2 - IBNR ANALYSIS
Ending	1	2	3	4	5	6	7	8	9	10	Ultimate

May-96	770,365	712,299	701,209	687,354	684,115	679,995	679,995	684,711	684,711	684,711	684,711
Aug-96	821,122	745,490	713,522	711,267	707,486	707,439	708,965	713,143	713,143	713,143	710,977
Nov-96	992,289	920,766	911,317	911,196	905,653	900,155	900,155	897,165	895,501	895,501	895,501
Feb-97	912,187	827,755	809,508	803,427	806,676	804,814	796,888	808,030	805,959	805,959	803,896
May-97	1,276,548	1,229,040	1,203,503	1,190,933	1,193,473	1,193,473	1,193,473	1,192,206	1,192,206	1,192,206	1,191,753
Aug-97	1,387,450	1,332,813	1,298,705	1,300,189	1,300,960	1,301,022	1,301,048	1,290,086	1,290,130	1,290,177	1,291,414
Nov-97	1,118,549	1,074,498	1,078,631	1,065,791	1,059,375	1,059,445	1,057,469	1,057,266	1,057,126	1,052,690	1,051,954
Feb-98	1,451,549	1,374,085	1,358,483	1,344,354	1,344,054	1,337,197	1,337,197	1,337,197	1,337,197	1,337,197	1,336,623
May-98	1,422,243	1,381,906	1,358,692	1,359,011	1,353,652	1,351,820	1,353,605	1,353,787	1,353,787	1,353,787	1,353,121
Aug-98	1,386,713	1,324,331	1,325,596	1,321,086	1,316,327	1,316,376	1,316,426	1,316,476	1,316,527		1,315,195
Nov-98	1,536,161	1,432,661	1,423,991	1,413,938	1,406,669	1,405,615	1,405,139	1,399,906			1,397,707
Feb-99	1,492,908	1,392,167	1,365,904	1,362,954	1,366,536	1,365,119	1,361,913				1,359,901
May-99	1,691,912	1,619,294	1,594,488	1,592,653	1,588,513	1,586,402					1,583,430
Aug-99	1,880,903	1,792,471	1,769,981	1,755,897	1,753,214						1,747,869
Nov-99	2,148,501	2,074,814	2,046,275	2,034,381							2,023,000
Feb-2000	1,876,480	1,771,150	1,748,531								1,723,949
May-2000	1,978,122	1,945,414									1,895,251
Aug-2000	2,045,116										1,880,756

	1-2	2-3	3-4	4-5	5-6	6-7	7-8	8-9	9-10	10-11

May-96	0.925	0.984	0.980	0.995	0.994	1.000	1.007	1.000	1.000	1.000
Aug-96	0.908	0.957	0.997	0.995	1.000	1.002	1.006	1.000	1.000	1.000
Nov-96	0.928	0.990	1.000	0.994	0.994	1.000	0.997	0.998	1.000	1.000
Feb-97	0.907	0.978	0.992	1.004	0.998	0.990	1.014	0.997	1.000	1.000
May-97	0.963	0.979	0.990	1.002	1.000	1.000	0.999	1.000	1.000	1.000
Aug-97	0.961	0.974	1.001	1.001	1.000	1.000	0.992	1.000	1.000	0.999
Nov-97	0.961	1.004	0.988	0.994	1.000	0.998	1.000	1.000	0.996	1.000
Feb-98	0.947	0.989	0.990	1.000	0.995	1.000	1.000	1.000	1.000	1.000
May-98	0.972	0.983	1.000	0.996	0.999	1.001	1.000	1.000	1.000
Aug-98	0.955	1.001	0.997	0.996	1.000	1.000	1.000	1.000
Nov-98	0.933	0.994	0.993	0.995	0.999	1.000	0.996
Feb-99	0.933	0.981	0.998	1.003	0.999	0.998
May-99	0.957	0.985	0.999	0.997	0.999
Aug-99	0.953	0.987	0.992	0.998
Nov-99	0.966	0.986	0.994
Feb-2000	0.944	0.987
May-2000	0.983

Straight Avg	0.944	0.985	0.991	0.997	0.997	1.001	1.001	0.999	1.008	0.998
Avg x HiLo	0.945	0.986	0.992	0.997	0.997	0.999	1.001	1.000	0.999	0.999
Wtd Avg All	0.949	0.986	0.993	0.997	0.998	1.000	1.000	1.000	1.006	0.999
Avg Last 8	0.953	0.988	0.995	0.997	0.999	1.000	1.000	0.999	0.999	1.000
Wt Avg.8	0.954	0.988	0.995	0.998	0.999	1.000	0.999	1.000	0.999	1.000
Avg Last 4	0.962	0.986	0.996	0.998	0.999	1.000	0.999	1.000	0.999	1.000
Wt Avg.4	0.962	0.986	0.995	0.998	0.999	1.000	0.999	1.000	0.999	1.000

Select	0.944	0.988	0.991	0.997	0.999	1.000	1.000	0.999	0.999	1.000
Cumulative	0.920	0.974	0.986	0.994	0.997	0.998	0.999	0.998	0.999	1.000

Ultimate Loss	1,880,756	1,895,251	1,723,949	2,023,000	1,747,869	1,583,430	1,359,901	1,397,707	1,315,195	1,353,121

Exhibit 13

Countrywide X Auto as of February 28, 2001

Quarterly
Record
Periods	INCURRED LOSSES QUARTERLY LAG 0-7 EMERGENCE - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7

May-96	35,006,078	3,437,569	684,711	366,055	265,140	165,808	161,717	94,898
Aug-96	36,680,040	4,184,110	710,977	413,830	269,616	182,741	133,911	14,423
Nov-96	39,364,951	5,182,672	895,501	489,966	352,416	189,898	114,419	90,356
Feb-97	40,736,857	4,222,662	803,896	514,647	277,031	180,505	123,907	76,961
May-97	44,084,212	5,242,462	1,191,753	594,678	316,638	192,164	121,463	95,719
Aug-97	47,920,902	5,776,046	1,291,414	553,786	308,604	270,404	209,562	156,660
Nov-97	50,719,745	7,178,631	1,051,954	795,145	390,532	241,180	208,905	125,585
Feb-98	58,004,870	4,340,389	1,336,623	711,203	441,389	402,513	137,374	85,993
May-98	57,469,615	4,596,326	1,353,121	728,303	492,691	293,498	279,203	201,338
Aug-98	59,590,223	5,131,221	1,315,195	785,063	474,482	368,215	170,199	135,172
Nov-98	64,450,176	5,476,940	1,397,707	655,292	614,304	391,829	213,994	176,689
Feb-99	67,182,405	5,150,553	1,359,901	825,705	531,226	411,193	179,697	226,079
May-99	71,911,496	5,920,658	1,583,430	942,834	504,764	421,604	244,247	144,641
Aug-99	79,235,439	7,225,518	1,747,869	1,031,631	670,450	287,054	265,278
Nov-99	86,695,059	8,463,078	2,023,000	1,123,041	727,666	365,023
Feb-2000	90,173,735	7,063,284	1,723,949	1,234,355	584,067
May-2000	92,079,844	7,885,687	1,895,251	1,168,689
Aug-2000	94,547,077	8,396,780	1,880,756
Nov-2000	95,991,072	8,959,569
Feb-2001	98,816,838

Emergence	96,451,662	8,414,012	1,833,319	1,175,362	660,728	357,894	229,741	182,470

Quarterly
Record
Periods	INFLATED INCURRED LOSSES QUARTERLY LAG 0-7 EMERGENCE - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7

May-96	43,146,526	4,190,586	825,566	436,527	312,724	193,425	186,588	108,294
Aug-96	44,714,987	5,044,839	847,853	488,099	314,523	210,845	152,815	16,279
Nov-96	47,462,865	6,180,433	1,056,215	571,575	406,615	216,705	129,142	100,867
Feb-97	48,579,460	4,980,494	937,793	593,796	316,138	203,732	138,321	84,973
May-97	51,995,909	6,115,646	1,375,036	678,626	357,382	214,518	134,108	104,528
Aug-97	55,902,599	6,664,362	1,473,718	625,046	344,502	298,555	228,847	169,204
Nov-97	58,520,093	8,192,011	1,187,317	887,640	431,190	263,375	225,633	134,157
Feb-98	66,193,193	4,898,899	1,492,106	785,245	482,008	434,744	146,750	90,857
May-98	64,864,651	5,130,995	1,493,992	795,325	532,143	313,530	294,996	210,398
Aug-98	66,522,067	5,665,423	1,436,226	847,926	506,867	389,042	177,858	139,709
Nov-98	71,159,971	5,980,955	1,509,627	700,018	649,051	409,461	221,176	180,621
Feb-99	73,364,866	5,562,978	1,452,719	872,409	555,131	424,994	183,696	228,581
May-99	77,669,737	6,324,765	1,672,993	985,262	521,706	430,986	246,950	144,641
Aug-99	84,643,557	7,634,214	1,826,523	1,066,256	685,369	290,230	265,278
Nov-99	91,598,784	8,843,917	2,090,899	1,148,031	735,718	365,023
Feb-2000	94,231,553	7,300,353	1,762,311	1,248,013	584,067
May-2000	95,170,378	8,061,163	1,916,222	1,168,689
Aug-2000	96,650,978	8,489,690	1,880,756
Nov-2000	97,053,212	8,959,569
Feb-2001	98,816,838

Exhibit 14

Countrywide X Auto as of February 28, 2001

Quarterly
Record	INFLATED INCURRED LOSSES QUARTERLY LAG 0-7 PURE
Periods	PREMIUMS - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7

May-96	141.040	13.698	2.699	1.427	1.022	0.632	0.610	0.354
Aug-96	141.818	16.000	2.689	1.548	0.998	0.669	0.485	0.052
Nov-96	146.080	19.022	3.251	1.759	1.251	0.667	0.397	0.310
Feb-97	142.913	14.652	2.759	1.747	0.930	0.599	0.407	0.250
May-97	138.831	16.329	3.671	1.812	0.954	0.573	0.358	0.279
Aug-97	139.638	16.647	3.681	1.561	0.861	0.746	0.572	0.423
Nov-97	140.531	19.672	2.851	2.132	1.035	0.632	0.542	0.322
Feb-98	137.353	10.165	3.096	1.629	1.000	0.902	0.305	0.189
May-98	131.761	10.423	3.035	1.616	1.081	0.637	0.599	0.427
Aug-98	132.351	11.272	2.857	1.687	1.008	0.774	0.354	0.278
Nov-98	136.649	11.485	2.899	1.344	1.246	0.786	0.425	0.347
Feb-99	136.616	10.359	2.705	1.625	1.034	0.791	0.342	0.426
May-99	133.876	10.902	2.884	1.698	0.899	0.743	0.426	0.249
Aug-99	135.821	12.250	2.931	1.711	1.100	0.466	0.426
Nov-99	136.914	13.219	3.125	1.716	1.100	0.546
Feb-2000	134.826	10.445	2.522	1.786	0.836
May-2000	127.890	10.833	2.575	1.570
Aug-2000	124.043	10.896	2.414
Nov-2000	120.595	11.133
Feb-2001	120.649
Straight Avg	135.010	13.126	2.925	1.669	1.022	0.678	0.446	0.300
Avg x HiLo	135.196	12.916	2.909	1.659	1.019	0.677	0.444	0.312
Avg Last 8	129.327	11.255	2.757	1.642	1.038	0.706	0.427	0.333
Avg Last 4	123.294	10.827	2.659	1.696	0.984	0.636	0.405	0.325

Select	129.327	11.255	2.757	1.642	1.038	0.706	0.427	0.333

Quarterly	FUTURE PURE PREMIUMS BY QUARTERLY LAG, INFLATED
Record									Total
Periods									Future
Ending	0	1	2	3	4	5	6	7	Pure Prem

May-96									0.057
Aug-96									0.063
Nov-96									0.068
Feb-97									0.074
May-97									0.079
Aug-97									0.105
Nov-97									0.132
Feb-98									0.158
May-98									0.185
Aug-98									0.364
Nov-98									0.545
Feb-99									0.728
May-99									0.913
Aug-99								0.336	1.260
Nov-99							0.432	0.340	1.706
Feb-2000						0.713	0.437	0.344	2.438
May-2000					1.049	0.721	0.442	0.348	3.514
Aug-2000				1.660	1.061	0.729	0.446	0.351	5.213
Nov-2000			2.787	1.679	1.073	0.737	0.451	0.355	8.058
Feb-2001		11.379	2.818	1.697	1.085	0.746	0.456	0.359	19.527

Exhibit 15

Countrywide X Auto as of February 28, 2001

SUMMARY OF ESTIMATED IBNR

	(1)	(2)	(3)	(5)	(4)	(6)	(7)	(8)	(9)

Quarterly						IBNR		Avg IBNR
Record	Total				Required	Emerged	Required	Emerged	Required
Periods	Future	Earned	Earned	Required	IBNR	Since	IBNR	Since	IBNR
Ending	Pure Prem	Exposures	Premium	IBNR	Factors	Aug-2000	Factors	Aug-2000	Factors

May-96	0.057	305,916	182,707,245	17,581	0.0%	2,966	0.0%	3,749	0.0%
Aug-96	0.063	315,298	189,294,752	19,791	0.0%	2,966	0.0%	3,749	0.0%
Nov-96	0.068	324,911	196,146,572	22,135	0.0%	2,966	0.0%	3,749	0.0%
Feb-97	0.074	339,923	204,804,526	24,999	0.0%	2,966	0.0%	3,749	0.0%
May-97	0.079	374,526	224,067,400	29,595	0.0%	21,056	0.0%	22,875	0.0%
Aug-97	0.105	400,340	239,126,469	42,105	0.0%	21,056	0.0%	22,875	0.0%
Nov-97	0.132	416,420	246,524,368	54,806	0.0%	21,056	0.0%	22,875	0.0%
Feb-98	0.158	481,920	278,347,423	76,310	0.0%	21,056	0.0%	22,875	0.0%
May-98	0.185	492,289	277,743,993	91,258	0.0%	209,267	0.1%	177,470	0.1%
Aug-98	0.364	502,617	278,081,535	183,134	0.1%	209,267	0.1%	177,470	0.1%
Nov-98	0.545	520,751	280,693,980	283,981	0.1%	209,267	0.2%	177,470	0.2%
Feb-99	0.728	537,014	279,298,219	391,107	0.1%	209,267	0.2%	177,470	0.2%
May-99	0.913	580,161	293,396,358	529,858	0.2%	388,888	0.3%	412,210	0.3%
Aug-99	1.260	623,200	307,522,334	785,010	0.3%	552,332	0.4%	587,634	0.4%
Nov-99	1.706	669,022	321,801,544	1,141,021	0.4%	1,092,689	0.7%	1,018,621	0.7%
Feb-2000	2.438	698,911	330,437,470	1,703,804	0.5%	1,818,422	1.1%	1,836,089	1.1%
May-2000	3.514	744,159	347,321,145	2,615,156	0.8%	3,063,940	1.6%	3,008,680	1.6%
Aug-2000	5.213	779,176	358,752,241	4,062,189	1.1%	10,277,536	4.0%	10,247,331	4.0%
Nov-2000	8.058	804,785	368,144,959	6,485,294	1.8%
Feb-2001	19.527	819,043	373,175,036	15,993,193	4.3%

		12,854,162	6,820,909,077	34,584,463		18,130,936		17,939,953

		Six Mth Runoff	Six Mth Runoff
	Zero Runoff	Estimate #1	Estimate #2

Indicated IBNR:	34,584,463	30,236,912	30,045,929

Carried IBNR:	28,782,946	27,252,921	27,252,921

Adequacy:	(5,801,517)	(2,983,991)	(2,793,008)

Terms and Definitions:

Accident Year Losses: (number or dollar amount) Losses, which occur in any given 12 month period, are assigned to an accident period. Reserves, regardless of when they are changed or booked, are assigned to that same 12 month period in which the accident occurred. As a result, accident period results will change over time as our estimates of loss costs improve or deteriorate when payments are made or reserves for that accident period are reviewed.

Calendar Year Losses: (number or dollar amount): Reserve changes and Claims payments are recorded in the year the activity takes place without regard to the year in which the accident occurred.

Case Reserves: Estimates of amounts required to settle losses which have already been reported by claimants but have not yet been fully paid. Case reserves represent the largest portion of the reserves for automobile products. There are two types of Case Reserves included in Calendar Year Results:

1. Average Reserve: These are determined by the actuaries and are generally limited losses estimated to be below a specified threshold.

2. Adjuster Set: Adjuster Set reserves are the claims adjuster’s best estimate of how much a specific loss will cost. Only claims estimates above a specified threshold are included in financial reserves.

Closed Without Payment (CWP): A claim which was originally set up with a reserve where no claim payment was necessary and is now closed.

Closure Rate: The number of claims closed with payment at each evaluation date divided by the ultimate number of incurred claims.

Exposure: The basic rating unit underlying an insurance premium. The unit of exposure will vary based upon the characteristics of the insurance coverage involved. For automobile insurance, one automobile insured for a period of twelve months is a car year or one exposure. A single policy that provides coverage for three vehicles for a six month period is 1.5 car years or 1.5 exposures.

Feature: The smallest divisible part of a claim. This is a loss on one coverage for one person. Generally a claim will involve multiple features such as a Bodily Injury (BI) loss and another for Property Damage (PD).

Financial Case Reserve: See definition for Case Reserves.

Frequency: The number of claims divided by the number of exposure counts. This provides a measure of the proportion of insureds who have claims.

High Indication: The highest reasonable indicated reserve estimate generated during a review of a segment by any one of the estimation methods used during a review. If all of the estimation methods show adequacy, the value here is the one that represents the smallest reasonable indicated reserve decrease.

Incurred But Not Recorded (IBNR): These are estimates, during any given reporting period, of amounts that will be needed to settle losses which have already occurred but have not been reported by the claimant.

Incurred Losses: Those losses which have been recorded and have either been paid or have had reserves established but claim has not yet been paid. Incurred Losses = Paid Losses + Case Reserves

Lag Groups: Losses separated into subsets according to the calendar period the claims were recorded following the designated accident period. For example, the claims with accident dates during the first quarter of 1999, that were recorded during the third quarter of 1999, would belong to quarterly record lag two.

Loss Ratio (Calendar Year Loss Ratio): (Paid Losses + Paid LAE + Change in Case Reserves + Change in IBNR Reserves + Change in LAE Reserves + Change in Assigned Risk Reserves) divided by Earned Premium.

Low Indication: The lowest reasonable indicated reserve estimate generated during the review of a segment by any one of the estimation methods used. If more than one of the estimation methods show redundancy, the value here is the one that represents the largest reasonable indicated reserve decrease.

Net Loss Reserves: “Net” indicates that we have deducted the expected reinsurance recoverable from the sum of case and IBNR reserves.

Percent Selected: Percent of difference in selected versus carried reserve. Current carried is based on prior month end open reserve.

Policy Year Losses (number or dollar amount): Losses, whenever paid or reserved are assigned to the effective date of the policy which covers the claim. We also collect rate revision period losses which is a special case of the policy period. For rate revision periods, the losses are assigned according to the policy effective date, but policies written between subsequent rate revisions are grouped together. Because rate revisions are not always completed on an annual basis, the rate revision periods may be longer or shorter than one year.

Pure Loss Ratio: (Paid Losses+Change in Case Reserves+Change in IBNR Reserves) divided by Earned Premium

Pure Premium: Loss dollars divided by the total exposure count. Pure premium is also equal to frequency times severity. This provides the loss dollar component of the premium per exposure count.

Record Year Losses (number and dollar amount): Loss activity, whenever paid or reserved, is assigned to the year the claim is recorded by the company.

Relativity: The magnitude by which a measure of a subset of data differs (expressed as a quotient) from the same measure for the entire set of data. For example, if the countrywide average paid BI claim was $4,500 and Florida’s average BI claim was $5,200, then Florida’s paid BI claim relativity would be 1.156.

Reopened Claim: A claim that was closed (with or without payment) but reopened again at a later date due to the discovery of additional information. We reserve for future reopened claims as IBNR.

Reserves: Actuarial estimates of our ultimate liability for losses and loss adjustment expenses which have occurred prior to the end of any given accounting period but have not yet been paid by the company. These estimates are influenced by many difficult to quantify variables such as trend/inflation on automobile costs, changes in claims practices, etc.

Salvage and Subrogation: This reserve is the amount of future recoveries we expect to collect. Treated as IBNR, a bulk reserve because there is no feature open.

Segment: A given combination of states, products, and coverage’s with reasonably similar loss development grouped together when assessing reserve adequacy to maximize the data set’s credibility.

Selected: The dollar value of the reserve increase or decrease selected by the actuarial staff upon completion of segment review.

Severity: Loss dollars divided by number of claims. This indicates the dollar amount of the average claim.

Taken Dollars Total: The dollar amount of reserve increase or decrease that was actually applied to the reserve once a segment review has been completed.

Threshold: The point at which the dollar value of a claim is large enough to justify having the adjuster set the reserve on the claim, versus an average reserve balance being assigned by the system.

Trend Factor: The purpose of a trend factor is to restate losses from some historic period to levels appropriate in a future period. This is similar to an inflation adjustment. If the trend estimate exceeds the actual trend, we could be over-reserved and will understate earnings in the current period. If the trend estimate is less than the actual trend, risks may be under-reserved and we will overstate earnings in the current period. There are two different trend factors reported and used by Progressive- severity and frequency- the product of which produce a pure premium trend.

Ultimate: The final or farthest possible extent of the analysis. The projected final value of a quantity (e.g. loss, severity, frequency) once development has concluded.